UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No. )
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[_] Definitive Proxy Statement
[_] Definitive Additional Materials
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HESKA CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March [•], 2018

Dear Heska Corporation Stockholder:

I am pleased to invite you to attend the 2018 Annual Meeting of Stockholders of Heska Corporation. The meeting is to be held on Thursday, May 3, 2018, at 9:00 a.m., local time, at the Westin Hotel, 8300 Peña Blvd, Denver, CO 80249.
We encourage you to indicate your voting preferences as soon as possible as described in the enclosed proxy statement if you do not plan to attend the Annual Meeting.
Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2018 Annual Meeting and Proxy Statement. This notice and all proxy materials in connection with this Annual Meeting are also available on our Internet website at https://www.heska.com/proxyvote.
Your vote is important, so please act at your first opportunity. Whether or not you plan to attend the Annual Meeting, I hope you will indicate your voting preferences as soon as possible. You may vote by proxy or in person at the Annual Meeting. Please review the instructions in the proxy statement and on the proxy card regarding your voting options.
Thank you for your ongoing support of, and continued interest in, Heska.
Sincerely,
Sharon J. Larson
Chair of the Board of Directors,
Heska Corporation

Loveland, Colorado

YOUR VOTE IS IMPORTANT
___________________

In order to ensure your representation at the meeting if you will not attend, please follow the corresponding instructions on any enclosed proxy card to indicate your voting preferences.

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

TIME	9:00 a.m., local time, on Thursday, May 3, 2018
PLACE	Westin Hotel 8300 Peña Boulevard Denver, CO 80249
ITEMS OF BUSINESS	1.	To elect three Directors to a three-year term.
2.
To amend and restate our Amended and Restated 1997 Stock Incentive Plan (the "1997 Stock Plan"), to, among other things, increase by 250,000 the number of shares of our common stock authorized for issuance thereunder.

3.
Subject to the approval of Proposal No. 2, to approve an amendment to our Restated Certificate of Incorporation, as amended (the "Charter Amendment"), to increase by 250,000 the number of authorized shares of each class of our common stock to make available the additional shares contemplated for issuance under the 1997 Stock Plan.

	4.	To ratify the appointment of EKS&H LLLP as our independent registered public accounting firm.
	5.	To approve our executive compensation in a non-binding advisory vote.
	6.	To approve the adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies for the foregoing proposals.
7.
To consider such other business as may properly come before the Annual Meeting, including, if practicable, a non-binding advisory vote with respect to discretionary voting by proxyholders if, and only if, such other business properly comes before the Annual Meeting.

RECORD DATE	You can vote if you were an eligible stockholder at the close of business on March 15, 2018.
VOTING BY PROXY
If you do not plan to attend the Annual Meeting, please submit a proxy card appointing a proxy as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions on the proxy card or the enclosed materials.

March [•], 2018	By Order of the Board of Directors

Jason A. Napolitano Chief Operating Officer, Chief Strategist and Secretary, Heska Corporation

- i-

APPENDIX A: 1997 Stock Incentive Plan	A-1
APPENDIX B: Form of Certificate of Amendment to the Restated Certificate of Incorporation, as amended	B-1

- ii-

PRELIMINARY COPY

PROXY STATEMENT
ABOUT THE ANNUAL MEETING
This proxy statement is being furnished to holders of all classes of common stock, $0.01 par value per share, of Heska Corporation ("Heska" or the "Company"). Proxies are being solicited on behalf of the Board of Directors of the Company (the "Board") to be used at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Westin Hotel, 8300 Peña Blvd, Denver, CO 80249 on Thursday, May 3, 2018, at 9:00 a.m., local time.
At the Annual Meeting, you will be asked to (1) elect three Directors to a three-year term, (2) approve an amendment and restatement of our Amended and Restated 1997 Stock Incentive Plan (the "1997 Stock Plan"), to, among other things, increase by 250,000 the number of shares of our common stock authorized for issuance thereunder (the "Restated Plan"), (3) approve, subject to the approval of Proposal No. 2, an amendment to our Restated Certificate of Incorporation, as amended (the "Charter"), to increase by 250,000 the number of authorized shares of each class of our common stock (the "Charter Amendment") to make available the shares contemplated for issuance under the 1997 Stock Plan, (4) ratify the appointment of EKS&H LLLP as our independent registered public accounting firm, (5) approve our executive compensation in a non-binding advisory vote, (6) approve the adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies for the foregoing proposals, and (7) consider such other business as may properly come before the Annual Meeting, including, if practicable, an advisory vote with respect to discretionary voting by proxyholders if, and only if, such other business properly comes before the Annual Meeting.

This proxy statement and the accompanying proxy card are being provided to our stockholders of record entitled to vote at the Annual Meeting on or about March [•], 2018.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on Thursday, May 3, 2018:
______________

The Proxy Statement and Proxy Card are available at https://www.heska.com/proxyvote.

The Company's website address above is not intended to function as a hyperlink, and the information on the Company's website is not and should not be considered part of this proxy statement and is not incorporated herein by reference.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE 2018 ANNUAL MEETING

Q:	Why am I receiving these materials?

A:
The Board is providing these proxy materials for you in connection with Heska’s upcoming 2018 Annual Meeting. Eligible stockholders of record as of the close of business on March 15, 2018 (the “Record Date”), are invited to attend the Annual Meeting and are entitled and requested to vote on the items of business to be conducted at the Annual Meeting.

Q: When and where is the Annual Meeting?

A:	The Annual Meeting will be held at the Westin Hotel, 8300 Peña Boulevard, Denver, CO 80249 on Thursday, May 3, 2018, at 9:00 a.m., local time.

Q:	What information is contained in these materials?

A:
The information included in this proxy statement relates to the proposals to be voted on at the 2018 Annual Meeting, the voting process, the compensation of our Directors and most highly paid Executive Officers, and certain other required information. Our annual report on Form 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission (the "SEC"), is also enclosed.

Q:	What items of business will be voted on at the Annual Meeting?

A:	The items of business scheduled to be voted on at the Annual Meeting are:

(1)	The election of three nominees to serve on our Board of Directors for a three-year term;

(2)
To amend and restate our 1997 Stock Plan to, among other things, increase by 250,000 the number of shares of our common stock authorized for issuance thereunder, make provision for recent tax changes, revise for awards after 2017 the events constituting a change in control of the Company, and provide for awards after 2017 for possible accelerated vesting in the event of death or disability;

(3)
Subject to the approval of Proposal No. 2, to approve an amendment to our Charter, to increase by 250,000 the number of authorized shares of each class of our common stock to make available the additional shares contemplated for issuance under the 1997 Stock Plan;

(4)	To ratify the appointment of EKS&H LLLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;

(5)	The offering of approval of our executive compensation in a non-binding advisory vote;

(6)	To approve the adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies for the foregoing proposals; and

We will also consider other business that properly comes before the 2018 Annual Meeting, including, if practicable, conducting an advisory vote with respect to discretionary voting by proxyholders if, and only if, such other business properly comes before the 2018 Annual Meeting.

Q:    How does the Board recommend I vote on the proposals?

A:
The Board recommends that you vote FOR the election of each of the Director nominees, FOR the Restated Plan, FOR the Charter Amendment, FOR the ratification of EKS&H LLLP as the Company's independent registered public accounting firm, FOR the offering of approval of the Company's executive compensation policies, FOR the approval to adjourn the Annual Meeting, if necessary or appropriate, to solicit additional proxies, and FOR your preference being that the proxyholders exercise their voting discretion in a manner they determine to be in the best interest of the Company's stockholders, if other business properly comes before the 2018 Annual Meeting and you are voting by proxy.

Q:	What classes of stock does Heska's Restated Certificate of Incorporation, as amended, authorize?

A:
Our Charter, authorizes three classes of stock. First, our Charter authorizes a class of Traditional Common Stock and defines it as the "Original Common Stock". We will refer to this class of stock in these proxy materials as the "Original Common Stock". Second, our Charter authorizes a class of Public Common Stock and defines it as the "Common Stock" or "NOL Restricted Common Stock". We will refer to this class of stock in these proxy materials as the "Public Common Stock" or "NOL Restricted Common Stock". Third, our Charter authorizes a class of Preferred Stock. We shall refer to this class of stock in these proxy materials as "Preferred Stock". For the purpose of these proxy materials, "Common Stock" shall mean collectively Original Common Stock and Public Common Stock.

Q:	Who is an eligible stockholder entitled to vote at the Annual Meeting?

A:
Stockholders holding Common Stock registered with Computershare Trust Company, N.A. ("Computershare"), our registrar and transfer agent ("Registrar Listed Shares"), as of the close of business on March 15, 2018 (including shares legally issued but not yet processed by Computershare, if any), the Record Date, are eligible and entitled to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of Common Stock held on the Record Date. As of the Record Date, [•]
shares of our Common Stock were issued and outstanding; no shares of Preferred Stock were issued and outstanding. A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the meeting during normal business hours at our offices at 3760 Rocky Mountain Avenue, Loveland, Colorado 80538. You may review the list when it becomes available by contacting our Secretary as outlined under "Who can help answer my questions?" below.

Q:	How do I know if I hold Registrar Listed Shares?

A:
In general, there are two ways in which you may hold Common Stock registered with Computershare: Physical Certificate and "Direct" Registration. With a Physical Certificate, there is an actual, hard copy stock certificate representing your ownership of Common Stock which is registered with Computershare. With Direct Registration, there is no paper certificate but your shares are registered with Computershare. Either way, you would have an account with Computershare and Computershare would have sent you these proxy materials.

If someone other than Computershare sent you these proxy materials, it is likely you do not hold Registrar Listed Shares in an affiliated account. A large portion of our Registrar Listed Shares are held by Cede & Co., a nominee of Depository Trust Company ("DTC

Shares") - as we believe is typical for publicly traded companies. We believe DTC Shares are more conveniently publicly traded than other Registrar Listed Shares and thus represent most of our daily trading volume. If a broker buys a position in DTC Shares from another broker, we believe the identity of the parties is typically not reported to Computershare or us. We believe Depository Trust Company maintains records of the DTC Shares allocated to different entities, such as brokers and banks, and in the case of a broker buying a position in DTC Shares from another broker will record an increase in the number of DTC Shares allocated to the first broker equal to the number of shares involved as well as a corresponding decrease in the number of shares allocated to the second broker. DTC Shares allocated to a given broker in this way may represent many client accounts for which the broker or the broker's agent maintains internal records, which we do not believe are generally shared with Depository Trust Company or Computershare.
If your shares are held through a broker, bank or other nominee and are not registered in your name with Computershare, such shares are herein referred to as being held in "Street Name", and you probably received these materials through such broker, bank or other nominee. We believe over 90% of our shares are held in Street Name. Computershare will generally not be able to identify the holders of shares held in Street Name as stockholders entitled to vote at the Annual Meeting without further arrangements by the corresponding broker, bank or other nominee.

Q:	How can I vote at the Annual Meeting if my shares are held in Street Name?

A:
If you wish to vote shares held in Street Name at the Annual Meeting, you must contact your broker, bank or other nominee to obtain the proper documentation - which should be documentation entitling you to vote a certain number of Registrar Listed Shares at the Annual Meeting which we can verify as legitimate - and bring it with you to the Annual Meeting.

Q:	Can eligible stockholders who are unable or unwilling to attend the Annual Meeting vote?

A:	Yes, such stockholders may vote by proxy.

Q:	How can I direct a vote by proxy?

A:
If you hold Registrar Listed Shares you may: (a) indicate your voting preferences, sign and date each proxy card by following the corresponding instructions on each proxy card you receive and return each such proxy card in the postage prepaid envelope or by other means acceptable to Computershare; (b) indicate your voting preferences via the telephone by following the corresponding instructions; (c) indicate your voting preferences via the internet by following the corresponding instructions; or (d) bring a proxy card you have completed, including your voting preferences, signature and dated as of the Annual Meeting if necessary, to the Annual Meeting along with a copy of proper identification, if required, to the Annual Meeting.

If you have shares held in Street Name, you should indicate your vote for the shares via any procedure(s) adopted by your broker, bank or other nominee. These may include directing proxy votes by mail, telephone via a touch tone dialpad or the internet. Proxy solicitors, including any proxy solicitor(s) we may engage, may make arrangements with certain brokers, banks and other nominees where you may be able to direct proxy votes on a taped telephone call.

Q:	How can I change my proxy vote or revoke my proxy?

A:
For Registrar Listed Shares, you have the right to revoke your proxy and change your voting instructions at any time before the meeting by notifying our Secretary, or returning a later-dated proxy card, updating your vote via the telephone by following the corresponding instructions or updating your vote via the internet by following the corresponding instructions. You may also revoke your proxy and change your vote by voting by proxy or in person at the Annual Meeting.

For shares held in Street Name, you should follow any corresponding procedure(s) adopted by your broker, bank or other nominee. These may include procedures as simple as a later vote via telephone or the internet to change your vote.

Q:	Who can help answer my questions?

A:	If you have any questions about the Annual Meeting or how to vote or revoke your proxy, you should contact:
Heska Corporation
Attn: Secretary
3760 Rocky Mountain Avenue
Loveland, Colorado 80538
(970) 493-7272
If you need additional copies of this proxy statement or voting materials, please contact our Secretary as described above.

Q:	What does it mean if I get more than one proxy card?

A:
It probably means that you hold shares of Common Stock in more than one account. Direct votes on all proxies to ensure that all of your shares are voted if you do not plan to attend the Annual Meeting.

Q:	Who will serve as inspector of elections?

A:	The inspector of elections will be a representative of Computershare, our registrar and transfer agent.

Q:	How do you expect votes will be counted for quorum and other purposes?

A:
We intend to count shares underlying proxies containing directions indicating a “for”, “withhold”, “against”, or “abstain” vote, as well as any legitimate proxies without any voting instructions as “present” for purposes of determining a quorum.

We intend to consider an abstention or a non-vote on a given matter, including indicated via proxy, to be a forfeiture of the right to vote on that matter and a forfeiture of the voting power present at the 2018 Annual Meeting underlying the forfeited votes regarding that matter. Accordingly, if you, at the Annual Meeting or indicated via proxy, abstain or do not indicate a vote on a given matter, your shares will not be voted "for" or "against" that matter and will not be considered as present and entitled to vote on that matter. However, you may abstain on a given matter for a certain portion of your shares and vote on the same matter with the remaining portion of your shares without forfeiting the votes underlying the shares you choose to vote. For example, a stockholder who has two accounts with 50 shares in each account may choose to abstain on a proposal with 50 shares and vote for the same proposal with the other 50 shares. In this case, the stockholder would forfeit his right to vote 50 shares on the proposal and would have his other 50 votes count for the proposal. In addition, an abstention or a non-vote on any matter will not affect your ability to vote on any other matter.
The underlying broker, bank or other nominee of shares held in Street Name may report consolidated proxy vote totals to Computershare. The underlying broker, bank or other nominee of shares held in Street Name may not treat voting preferences such as non-votes in their proxy voting materials in the same manner we intend to. For example, if you do not indicate a vote on a given matter, the underlying broker, bank or other nominee may be permitted by law, rule and policy to exercise voting discretion on this matter and may direct a vote for the corresponding shares accordingly. Similarly, if you do not indicate a vote on a given matter, the underlying broker, bank or other nominee may be permitted by law, rule and policy not to direct a vote for the underlying shares on any matter and may not direct a vote for the corresponding shares at all, including on other matters for which you may have indicated a voting preference.
If you hold shares in Street Name through a broker, bank or other nominee, your broker, bank or nominee may not be permitted by law, rule or policy to exercise voting discretion with respect to certain matters to be acted upon. If you do not give your broker, bank or nominee specific instructions, your underlying shares may not be voted on those matters and, if so, will not be considered as present and entitled to vote with respect to those matters. In some cases, your broker, bank or other nominee may not be permitted by law, rule or policy to exercise voting discretion with respect to any matters to be acted upon and, in the absence of specific instructions from you, may not vote or submit a proxy card to anyone at all regarding these matters. In such a circumstance, your underlying shares will not be considered present at the Annual Meeting in person or by proxy and will not be voted on any matters to be acted upon therein.
We suggest you clearly indicate your voting preferences on all matters to help ensure your voting preferences are accurately recorded.

Q:	What are the quorum and voting requirements for the Annual Meeting?

A:
The holders of a majority of the outstanding shares of our Common Stock, present in person or represented by proxy at the Annual Meeting, will constitute a quorum for the transaction of business at the Annual Meeting. Based on the number of shares of Common Stock outstanding as of the Record Date, a quorum requires [•] shares.

The election of Directors presented in Proposal No. 1 is to be determined by a plurality of the votes of the shares of Common Stock having voting power present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter (a "Plurality Vote")
The Restated Plan presented in Proposal No. 2 is to be approved by both (1) the vote of the majority of the shares of our Common Stock having voting power present in person or by proxy, and entitled to vote on the subject matter at the Annual Meeting and (2) a minimum affirmative vote of a majority of our quorum requirement (with a vote meeting both criteria (1) and (2) being defined as a "Quorum Majority"). Based on the number of shares of Common Stock outstanding as of the

Record Date, the affirmative vote of a minimum of [•] shares will be required to achieve a Quorum Majority.
If the Restated Plan is approved as requested in Proposal No. 2, the Charter Amendment presented in Proposal No. 3 is to be approved by an affirmative vote of a majority of our outstanding shares of Common Stock (an "Absolute Majority"), or a minimum of [•] shares.
The ratification of the selection of our independent registered public accounting firm for fiscal 2018 is to be approved by the vote of a majority of the shares of our Common Stock having voting power present in person or by proxy, and entitled to vote on the subject matter (a "Voting Majority").
An offer of approval of our executive compensation in a non-binding advisory vote is to be obtained by the vote of a Voting Majority.
The adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies for the foregoing proposals is to be achieved by a Quorum Majority.
Any other business which may properly come before the Annual Meeting is to be determined by a Quorum Majority, unless the matter is one upon which by express provision of law, or our Charter or our Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such matter.

Q:	What happens if additional matters are presented at the 2018 Annual Meeting?

A:
Other than the six specific items of business described in this proxy statement, we are not aware of any other business to be acted upon at the 2018 Annual Meeting. If other business properly comes before the Annual Meeting, we intend to try to conduct an advisory vote of stockholders who have granted the persons named below as proxyholders a proxy regarding the preference of these stockholders' regarding the manner in which the below persons named as proxyholders exercise their voting discretion or otherwise communicate any related information in this regard to such proxyholders, and then proceed to consideration of the other business which has properly come before the Annual Meeting. If you grant a proxy, the persons named as proxyholders - Jason A. Napolitano, our Chief Operating Officer, Chief Strategist and Secretary, Catherine I. Grassman, our Vice President, Chief Accounting Officer and Controller, and Daniel J. Pollack, our Vice President, Financial Planning and Business Analytics - will have the discretion to vote your shares on any additional matters presented for a vote at the meeting. It is important to note that while the proxyholders may consider any advisory vote or related information in such a circumstance, the proxyholders retain full discretion to vote as they may determine regardless of outcome of any advisory vote or related information.

Q:	What happens if one or more of the nominees for Director is unable to stand for election?

A:
If for any unforeseen reason any of our nominees is not available as a candidate for Director, the persons named as proxyholders - Mr. Napolitano, Ms. Grassman, and Mr. Pollack - expect to vote your proxy for such other candidate or candidates who may be nominated by the Board, although the proxyholders retain full discretion to vote as they may determine.

Q:	Where can I find the voting results of the meeting?

A:
We intend to announce preliminary voting results at the Annual Meeting, and publish final voting results in a Current Report on Form 8-K (a "Form 8-K") to be filed with the SEC within four business days after the Annual Meeting. If final voting results are not available within four business days after the Annual Meeting, we intend to publish preliminary voting results in a Form 8-K to be filed with the SEC on the fourth business day following the Annual Meeting and then publish final voting results in a Form 8-K to be filed with the SEC within four business days following the final voting results becoming known.

Q:	Who bears the costs of soliciting votes for the Annual Meeting?

A:
Heska is making this solicitation and will pay the entire cost of preparing, printing, assembling and mailing these proxy materials. In addition to the mailing of these proxy materials, certain of our directors and employees may solicit proxies on our behalf in person, by mail, telephone, email, facsimile or other means. No additional compensation will be paid to these people for such solicitation. We have engaged Morrow Sodali LLC, 470 West Ave., Stamford, CT 06902 ("Morrow Sodali") to solicit proxies on our behalf for a fee of $12,500, which may increase based on Morrow Sodali's solicitation activities with non-objecting beneficial owners of our Common Stock, plus reimbursement of certain disbursements. We believe our engagement with Morrow Sodali is consistent with customary terms and conditions for soliciting proxies. Charges under the engagement may increase if we direct Morrow Sodali to engage in activities not currently contemplated. We may enlist the assistance of brokerage firms, fiduciaries, custodians and other third party solicitation firms in soliciting proxies. If we elect to engage any such assistance, we expect our arrangements with the solicitation firm(s) will be on customary terms and conditions, the cost of which is not anticipated to be material to us. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

Q:	Is a corporate 2017 Annual Report available?

A:
A corporate 2017 Annual Report was posted to the investor relations portion of our Corporate website on or about [•]. We have not mailed physical copies of our corporate 2017 Annual Report with this mailing in order to reduce the cost of conducting the Annual Meeting as compared to comparable costs in previous years. If you wish to obtain a hardcopy of our corporate 2017 Annual Report, please contact our Secretary as follows:
Heska Corporation
Attn: Secretary
3760 Rocky Mountain Avenue
Loveland, Colorado 80538
(970) 493-7272.

Q:	May I propose actions for consideration at next year's Annual Meeting or nominate individuals to serve as Directors?

A:
Yes. You may submit proposals, including Director nominations, for consideration at future stockholder meetings. All proposals or nominations should be addressed to: Secretary, Heska Corporation, 3760 Rocky Mountain Avenue, Loveland, Colorado 80538.

Stockholder Proposals: For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year, the written proposal must be received by our Secretary at our principal executive offices under either (1) Rule 14a-8 (a "Rule 14 Proposal") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or (2) the Bylaws of Heska (a "Bylaws Proposal"). A Rule 14 Proposal must be received by our Secretary at our principal executive offices no later than November [•], 2018. If the date of next year's annual meeting is moved more than 30 days before or after the anniversary date of this year's annual meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable period of time before we begin to print and mail our proxy materials. Such proposals also will need to comply with Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. For a Bylaws Proposal, the stockholder must deliver a written notice of intent to propose such action in accordance with our Bylaws, which in general require that the notice be received by us not less than 60 days nor more than 90 days prior to the first anniversary of the date on which notice of the prior year's annual meeting was mailed to stockholders. These proxy materials for the Annual Meeting are to be mailed on or about March [•], 2018. This means that for the 2019 annual meeting of stockholders, any such proposal must be received no earlier than December [•], 2018 and no later than January [•], 2019.

Director Nominees: You may propose Director candidates for consideration by the Board's Corporate Governance Committee. Any such recommendations should be directed to our Secretary at our principal executive offices. In addition, you may nominate a Director for consideration by Heska's stockholders if you give timely and adequate notice to our Secretary of your intention to make such nomination in accordance with our Bylaws, which require that the notice be received by the Secretary within the time periods described above under "Stockholder Proposals" and with the detail regarding your nomination as is required by our Bylaws.

Copy of Bylaw Provisions: You may contact our Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating Director candidates. A copy of our current Bylaws has also been filed with the SEC with our Annual Report on Form 10-K for the year ended December 31, 2017. This document is accessible at the website of the SEC at www.sec.gov.

BOARD STRUCTURE AND COMMITTEES
Our Board has three standing Committees, each of which is chaired by an independent Director: (1) Audit (the "Audit Committee"), (2) Compensation (the "Compensation Committee") and (3) Corporate Governance (the "Corporate Governance Committee"). The membership during 2017 and the function of each Committee are described below. Our Board held six meetings during 2017. Our Board currently has seven (7) Directors, arranged into three classes with overlapping three-year terms of service: Sharon J. Larson, Chair (Class III), G. Irwin Gordon (Class I), Scott W. Humphrey (Class III), David E. Sveen, Ph.D. (Class II), Bonnie J. Trowbridge (Class III), Kevin S. Wilson (Class II) and Carol A. Wrenn (Class I). We encourage our directors to attend each Annual Meeting and all of our Directors attended our last annual meeting of stockholders in May 2017. All Board members have attended at least 75% of all Board and applicable Committee meetings during 2017.
Board Leadership Structure
We currently have separated the role of Chair of the Board and Chief Executive Officer with Ms. Larson serving as Chair of our Board and Kevin S. Wilson serving as our Chief Executive Officer. In considering the separation of the Chair and Chief Executive Officer roles, the Board considered corporate governance, potential conflict of interest and time management questions.
Board Risk Oversight
Our business, including risk oversight, is conducted with the advice, counsel and direction of our Board. The formal channel for risk-related information to be communicated to our Board is through our Chief Executive Officer. Our Chief Executive Officer periodically conveys the Company's risks, including credit risks, liquidity risks and operational risks to the Board at Board meetings and through other forms of communication, as appropriate. Our Board may also discuss the Company's risks with other members of management as directed by our Chief Executive Officer or as part of another Board function. For example, our Chief Accounting Officer has discussed credit risk with directors during Audit Committee meetings primarily focused on accounting determinations.
Board Independence
Our Board has determined that each of the Directors standing for re-election has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and meets the requirements of "independence" as set forth in the rules and regulations promulgated by the SEC and the Nasdaq Stock Market listing standards (the "Nasdaq Listing Standards"). Furthermore, the Board has determined that, with the exception of Mr. Wilson, Heska's Chief Executive Officer and President, all current members of the Board meet the definition of "independence" as set forth in the rules and regulations promulgated by the SEC and the Nasdaq Listing Standards.

Audit Committee
Our Audit Committee has the following responsibilities:

•	appoint and replace our independent auditor;

•	compensate and oversee the work of our independent auditor;

•	oversee the integrity of our annual and quarterly financial statements;

•
discuss with management and our independent auditor significant financial reporting issues and judgments made in connection with the preparation our financial statements, including critical accounting policies and practices;

•	oversee the qualifications, independence and performance of our independent auditors;

•	oversee our internal accounting and financial controls; and

•	provide the results of examinations and recommendations derived therefrom to the Board.
During 2017, our Audit Committee met four times. Our Audit Committee consisted of Ms. Trowbridge, as chair, Ms. Larson and Ms. Wrenn from our 2015 Annual Meeting on May 5, 2015 until a Board vote on June 12, 2017, and Ms. Trowbridge, as Chair, Mr. Humphrey, Ms. Larson and Ms. Wrenn thereafter.
Our Board has determined that each of the current members of our Audit Committee meets the requirements of "independence" as set forth in Section 10A(m)(3) of the Exchange Act, the rules and regulations promulgated by the SEC and the Nasdaq Listing Standards. Our Board has also determined that Bonnie J. Trowbridge is an audit committee financial expert within the meaning of the rules and regulations promulgated by the SEC and she has accounting and related financial management expertise within the meaning of the Nasdaq Listing Standards.
Our Audit Committee has a written charter, which is available on our website at www.heska.com (under the tabs — Company — Investors — Corporate Governance). The Company's website address provided above is not intended to function as a hyperlink, and the information on the Company's website is not and should not be considered part of this proxy statement and is not incorporated by reference herein.
Compensation Committee

Our Compensation Committee has the following responsibilities:

•	discharge the Board's responsibilities relating to compensation of our Executive Officers, including our Chief Executive Officer;

•	oversee all compensation programs involving the use of our Common Stock; and

•	produce an annual report on executive compensation for inclusion in our proxy statement for our annual meeting of stockholders.
During 2017, our Compensation Committee met eleven times. Our Compensation Committee consisted of Mr. Gordon, as Chair, Dr. Sveen and Ms. Wrenn from February 20, 2014 until a Board vote on June 12, 2017, Mr. Gordon, as Chair, Mr. Humphrey, Dr. Sveen and Ms. Wrenn following such Board vote until a subsequent Board vote on February 8, 2018, and Mr. Humphrey, as Chair, Mr. Gordon, Dr. Sveen and Ms. Wrenn thereafter.
Our Board has determined that each of the current members of our Compensation Committee meets the requirements of "independence" as set forth in the rules and regulations promulgated by the SEC and the Nasdaq Listing Standards.

Our Compensation Committee has a written charter, which is available on our website at www.heska.com (under the tabs — Company — Investors — Corporate Governance). The Company's website address provided above is not intended to function as a hyperlink, and the information on the Company's website is not and should not be considered part of this proxy statement and is not incorporated by reference herein.

Corporate Governance Committee

Our Corporate Governance Committee has the following responsibilities:

•	assist our Board by identifying qualified candidates for Director, and recommend to the Board the Director nominees for each annual meeting of stockholders;

•	lead our Board in its review of our Board's performance;

•	recommend Director nominees to our Board for each Board Committee and the Chair of such Committees;

•	develop and recommend to our Board the corporate governance principles applicable to the Company; and

•	review and advise the Board on Director compensation matters.

During 2017, our Corporate Governance Committee met five times. Our Corporate Governance Committee has consisted of Ms. Larson, as Chair, Mr. Gordon, Dr. Sveen and Ms. Trowbridge since February 6, 2015.
Our Board has determined that each of the current members of our Corporate Governance Committee meets the requirements of "independence" as set forth in the rules and regulations promulgated by the SEC and the Nasdaq Listing Standards.
Our Corporate Governance Committee has a written charter, which is available on our website at www.heska.com. In addition, our Corporate Governance Committee prepared, and our full Board has approved, Corporate Governance Guidelines outlining the qualifications, responsibilities and other issues related to our Board's governance role and functions. The document is also available on our website at www.heska.com (under the tabs — Company — Investors — Corporate Governance). The references to the Company's website address provided above is not intended to function as a hyperlink, and the information on the Company's website is not and should not be considered part of this proxy statement and is not incorporated by reference herein.
Director Qualification and Nomination
Service on our Board varies from less than one year to nearly seventeen years. All of our Directors have gained Company and industry specific knowledge as a result. The experience, qualifications, attributes or skills that qualify our Directors to serve on our Board are discussed on a Director-by-Director basis in the "Election of Directors" section of this document as well as in this "Board Structure and Committees" section. None of our directors is serving as a result of one specific qualification. It is the breadth of their individual experiences and the manner in which they complement each other as a group that make them individually and collectively attractive Directors.
Our Corporate Governance Committee does not have an established policy for minimum qualifications of Director nominees or appointees. However, pursuant to our Corporate Governance Committee Charter, we believe that it is in the best interests of the Corporation and its stockholders to obtain highly qualified candidates for the Board. Our Corporate Governance Committee seeks candidates with excellent decision-making ability, business experience, relevant experience, personal integrity and reputation as candidates for nomination and appointment.

Our Corporate Governance Committee does not have an established policy for diversity of Director nominees or appointees. However, we believe diversity is inherent in our approach of seeking high quality individuals with complementary skills to create a group dynamic and decision making process that is even stronger than would be obtained by the mere summation of its individual contributors in isolation.
Our Corporate Governance Committee does not have a formalized process for identifying and evaluating nominees or appointees for Director. Our Corporate Governance Committee determines desired Board member skills and attributes and conducts searches for prospective Director candidates whose skills and attributes reflect those desired. This analysis may start with a Board evaluation, including determination of areas of strength and areas for improvement. Particular skills and experience may be desired in areas of improvement. Our Corporate Governance Committee may determine guidelines and parameters for a search for an individual with the desired skills and experience. Our Corporate Governance Committee will evaluate candidates identified by its own initiative as well as candidates referred to it by other members of the Board, by the Company's management, or by external sources. Our Corporate Governance Committee has utilized a third-party executive search firm in the past to identify candidates as well as other sources. Our Corporate Governance Committee has adopted a policy stating it will not consider unsolicited applications for Board membership.
Our Corporate Governance Committee will also consider nominees recommended by stockholders provided such recommendations are made in accordance with our Bylaws and the procedures described in this proxy statement under "Questions and Answers About the Proxy Materials and the 2018 Annual Meeting". Although to date no stockholder has presented any candidate for Board membership to us, it is expected that recommendations from stockholders would generally be considered in the same manner as recommendations by a Director or an Officer of the Company.

Stockholder Communication with our Board
Stockholders can contact our Board, any Committee thereof, or any Director in particular, by writing to them, c/o Heska Corporation, 3760 Rocky Mountain Avenue, Loveland, Colorado 80538, Attn: Secretary. We will forward any correspondence sent in the foregoing manner to the appropriate addressee without review by management.

DIRECTOR COMPENSATION
The form and amount of compensation paid to the non-employee directors is reviewed from time to time by our Corporate Governance Committee. Any revisions to our Director Compensation policy have been recommended by our Corporate Governance Committee and approved by our Board. On February 23, 2017, following the recommendation of our Corporate Governance Committee, our Board voted to amend our Director Compensation policy effective February 23, 2017.
In 2017, our employee Director did not receive any separate compensation for Board activities.
Non-Employee Director Compensation

From January 1, 2013 until February 23, 2017, on each date of our Annual Meeting, each non-employee Director elected and each other continuing non-employee Director who was a Director immediately prior to the Annual Meeting was to receive automatically options to purchase shares of our Common Stock valued at $50,000 (the "Director Value"), subject to a maximum grant of options to purchase 5,000 shares (the "Option Cap") of our Common Stock. These grants were to be immediately exercisable and to vest in full on the earlier of (i) the one year anniversary of the date of grant and (ii) the date immediately preceding the date of the Annual Meeting for the year following the year of grant for the award. Any new non-employee Director appointed or elected to our Board between Annual Meetings was to be automatically granted immediately exercisable options to purchase shares of our Common Stock with Director Value and Option Cap adjusted pro rata for the time until the next Annual Meeting and which vest at the same time as options issued to directors at the last Annual Meeting. The value for options granted pursuant to this paragraph was to be determined pursuant to our option valuation policy at the time of issuance.

Beginning on February 23, 2017, on each date of our Annual Meeting, each non-employee Director elected and each other continuing non-employee Director who was a Director immediately prior to the Annual Meeting is to receive automatically shares of our Common Stock valued at $60,000 (the "New Value"), subject to a maximum grant of 5,000 shares (the "Share Cap") of our Common Stock. These grants are to vest (the "Vesting Time") in full on the latter of (i) the one year anniversary of the date of grant and (ii) the Company’s Annual Meeting of Stockholders for the year following the year of grant for the award (the "Vesting Meeting"), subject to (i) the non-employee director's continued service to the Company through the Vesting Time, unless the non-employee director’s current term expires at the Vesting Meeting in which case vesting is subject to the non-employee director’s service to the Vesting Meeting and (ii) the non-employee director not engaging in “competition”, as defined in a restricted stock agreement to be executed by the non-employee director, to the Vesting Time. Any new non-employee Director appointed or elected to our Board between Annual Meetings is to be automatically granted shares of our Common Stock with New Value and Share Cap adjusted pro rata for the time until the next Annual Meeting and which vest at the corresponding Vesting Time.

Each non-employee Director is also entitled to an annual cash retainer in the amount of $40,000. The Company pays the annual retainer in advance, in quarterly installments on the first business day of each calendar quarter, subject to the non-employee director's continued service to the Company as a non-employee Director on such date.

Other cash compensation, payable in advance in quarterly installments on the first business day of each calendar quarter, subject to the non-employee Director's continued service in such role on such date, is as set forth below (directors are not to be paid a Chair and member-based fee for serving on the same Committee). All amounts below were uniform in 2017 with the exception of Board Chair amounts. On April 30, 2017, following the recommendation of our Corporate Governance Committee, our Board voted to amend our Director Compensation Policy effective April 30, 2017. The amendment increased the Board Chair amount listed below from the $12,000 level in effect prior to January 1, 2017 to the $20,000 level listed below thereafter:

Board Chair	$20,000
Lead Director	$10,000
Audit Chair	$20,000
Compensation Chair	$12,000
Corporate Governance Chair	$7,500
Audit Member	$10,000
Compensation Member	$6,000
Corporate Governance Member	$3,000

Non–employee Directors will also continue to be reimbursed for customary and usual travel and other expenses.

Historical and Director Compensation Tables

The following tables provide information for fiscal 2017 compensation for non-employee Directors who served during fiscal 2017.

The following table represents compensation recognized for financial reporting purposes for each of our non-employee Directors for the fiscal year ended December 31, 2017. The "Stock Awards" and "Option Awards" columns list the cost of stock award grants and stock option award grants recognized for financial reporting purposes for a given individual in 2017.

Historical Compensation (1)

Name	Fees Earned Or Paid in Cash ($)	Stock Awards ($) (2)(3)	Option Awards ($) (2) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
G. Irwin Gordon	55,000	40,000	18,215	—	—	—	113,215
Scott W. Humphrey	28,000	38,643	—	—	—	—	66,643
Sharon J. Larson	73,500	40,000	18,215	—	—	—	131,715
David E. Sveen, Ph.D.	49,000	40,000	18,215	—	—	—	107,215
Bonnie J. Trowbridge	63,000	40,000	18,215	—	—	—	121,215
Carol A. Wrenn	56,000	40,000	18,215	—	—	—	114,215

The following table contains the same information as above with the exception of the columns entitled "Stock Awards" and "Option Awards". "Stock Awards" and "Option Awards" in the following table represent the grant date value for all stock awards and option awards, respectively, granted to a given individual in 2017 rather than the cost of stock award grants and stock option award grants for such individual recognized in 2017 for financial reporting purposes.

Director Compensation (1)

Name	Fees Earned Or Paid in Cash ($)	Stock Awards ($) (3) (4)	Option Awards ($) (3) (4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
G. Irwin Gordon	55,000	59,971	—	—	—	—	114,971
Scott W. Humphrey	28,000	53,134	—	—	—	—	81,134
Sharon J. Larson	73,500	59,971	—	—	—	—	133,471
David E. Sveen, Ph.D.	49,000	59,971	—	—	—	—	108,971
Bonnie J. Trowbridge	63,000	59,971	—	—	—	—	122,971
Carol A. Wrenn	56,000	59,971	—	—	—	—	115,971

(1)	Reimbursed travel expenses incurred in connection with Board and Board Committee meeting attendance are not included.

(2)	Represents cost recognized in 2017 for financial reporting purposes.

(3)
Grant date fair value of option awards are based on valuation techniques required by current accounting guidance which we use in preparing our financial statements ("Option Accounting Rules"). Like any estimate prepared in good faith, the underlying assumptions we use under Option Accounting Rules may vary from our actual future results. The option valuations used for accounting and/or financial reporting purposes do not necessarily represent the value any individual recipient would place on an option award. In addition, Option Accounting Rules prohibit some valuation techniques which may be useful in certain circumstances. A more detailed description of our option valuation techniques and assumptions can be found in our Annual Report on Form 10-K for the year ended December 31, 2017 in our Note 9 of the Notes to Consolidated Financial Statements.

(4)	Represents grant date fair value.

2017 Equity Grants to Directors

Name	Grant Date	Number of Shares	Grant Date Closing Share Price ($)	Stock Value of Stock Award ($)
G. Irwin Gordon	5/1/2017	544	110.24	59,971
Scott W. Humphrey	6/12/2017	567	93.66	53,134
Sharon J. Larson	5/1/2017	544	110.24	59,971
David E. Sveen, Ph.D.	5/1/2017	544	110.24	59,971
Bonnie J. Trowbridge	5/1/2017	544	110.24	59,971
Carol A. Wrenn	5/1/2017	544	110.24	59,971

Non-Employee Director Stock Ownership Guidelines

On February 23, 2017, following the recommendation of our Corporate Governance Committee, our Board voted to adopt non-employee Director Stock Ownership guidelines effective at our Annual Meeting on May 1, 2017 under which non-employee Directors are to hold shares of Company common stock at least equal in value to three times (3x) the annual cash retainer for Board service (the "Director Ownership Guideline"). Non-employee Directors are to achieve this level of ownership on or before the fifth anniversary of the latter of (i) the date such Director became a member of the Company’s Board and (ii) May 1, 2017.

For purposes of Heska’s stock ownership guidelines, a non-employee Director’s stock ownership shall include all shares of Heska’s common stock owned outright by the Director and by his or her immediate family members (spouse and dependent children), and any shares held in trust for the benefit of the Director and/or his or her immediate family members. Shares of common stock issued upon exercise of stock options and vested restricted common stock shall be included, but unvested restricted common stock and unexercised stock options shall be excluded from the calculation of stock ownership.

Compliance with these deadlines will be determined on an annual basis by the Corporate Governance Committee based on information provided by the Secretary.

As the Company’s current cash retainer for non-employee Directors is $40,000, the Director Ownership Guideline is at least $120,000 in shares of Heska Common Stock.

Director Ownership Guideline Information(1)

Name	Shares Owned (2)	Value ($)	Initial Board Service Date	Date of Stock Ownership Compliance	Guideline-required Compliance Date
G. Irwin Gordon	32,357	2,257,548	05/18/01	05/01/17	—
Scott W. Humphrey	—	—	06/12/17	—	6/12/2022
Sharon J. Larson	2,750	191,868	07/01/11	05/01/17	—
David E. Sveen, Ph.D.	7,224 (3)	504,018	11/21/13	05/01/17	—
Bonnie J. Trowbridge	—	—	01/27/15	—	05/01/22
Carol A. Wrenn	4,000	279,080	01/01/13	05/01/17	—

(1)	As of March 7, 2018. Value is based on a value per share of $69.77, the closing market price per share of Heska stock on March 7, 2018.

(2)
To our knowledge and unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock, which shares of common stock are not subject to any vesting restriction, shown in the column, subject to community property laws where applicable.

(3)
Excludes 14,285 shares held by Bethany Creek Partners, LP and 7,143 shares held by Lindberg Capital Partners, LP. Dr. Sveen is a general partner of, and an investor in, both Bethany Creek Partners, LP and Lindberg Capital Partners, LP.

Director Equity Position as of December 31, 2017

Name	Shares Owned (1)	Unvested Shares (2)	Outstanding Options (3)	Outstanding Option Price Range (4)	Outstanding Option Average Price (5)	Weighted Average Remaining Contractual Life (6)
G. Irwin Gordon	32,357	544	23,571	$8.34-$39.56	$18.85	6.02
Scott W. Humphrey	—	567	—	—	—	—
Sharon J. Larson	2,750	544	8,571	$28.41-$39.56	$33.06	7.56
David E. Sveen, Ph.D.	28,652 (7)	544	8,571	$28.41-$39.56	$33.06	7.56
Bonnie J. Trowbridge	—	544	9,917	$18.36-$39.56	$31.06	7.56
Carol A. Wrenn	4,000	544	18,571	$8.34-$39.56	$20.59	6.52
All Directors (6 persons)	67,759	3,287	69,201	$8.34-$39.56	$22.53	6.65

(1)
To our knowledge and unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock, which shares of common stock are not subject to any vesting restriction, shown in the column, subject to community property laws where applicable.

(2)
To our knowledge and unless otherwise noted, the persons named in the table have sole voting power with respect to all shares of common stock, which shares of common stock are subject to vesting restrictions, shown in the column, subject to community property laws where applicable and the information contained in the footnotes of this table.

(3)	Represents shares of common stock issuable upon exercise of stock options outstanding on December 31, 2017,

(4)	Represents the lowest and highest strike price for stock options outstanding on December 31, 2017.

(5)	Represents the average strike price for stock options outstanding on December 31, 2017.

(6)	Represents the weighted average remaining contractual life, in years, for stock options outstanding on December 31, 2017.

(7)
Includes 14,285 shares held by Bethany Creek Partners, LP and 7,143 shares held by Lindberg Capital Partners, LP. Dr. Sveen is a general partner of, and an investor in, both Bethany Creek Partners, LP and Lindberg Capital Partners, LP.

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board is divided into three classes serving staggered three-year terms. Our Charter requires us to ensure each class is as nearly equal in number as possible. Directors for each class are elected at the Annual Meeting of Stockholders held in the year in which the term for their class expires.
We are to elect three (3) Class III Directors at our 2018 Annual Meeting. Scott W. Humphrey, Sharon J. Larson, and Bonnie J. Trowbridge are continuing Class III Directors whose terms are schedule to expire at our 2018 Annual Meeting. Directors elected at our 2018 Annual Meeting are to hold office for a three-year term expiring at our 2021 Annual Meeting (or until their respective successors are elected and qualified, or until their earlier death, resignation or removal).

Nominees for Three-Year Terms That Will Expire in 2021 (Class III)

Scott W. Humphrey, age 47, has served us as a Director since June 2017. Mr. Humphrey was the President & CEO of One Hope United, a multi-state non-profit focused on children and family support and education services, from August 2015 until February 2018. Mr. Humphrey was formerly Vice Chairman, Head of U.S. Industrial Banking and Head of U.S. Mergers & Acquisitions for BMO Capital Markets Corp., where he worked from 2007 to 2015. He was an investment banker with Deutsche Bank Securities from 1997 to 2007, where he was a Managing Director focused on mergers & acquisitions.

Sharon J. Larson, age 57, has served us as a Director since July 2011 and as our Board Chair from October 2015 to the present. Ms. Larson was also our Lead Director from May 2014 to October 2015. Ms. Larson currently serves as Principal and CEO of SLR Associates, LLC, a healthcare consulting firm. Ms. Larson served as Chief Executive Officer UT Southwestern University Hospitals and Vice President for University Hospitals, UT Southwestern Medical Center from 2004 to 2010. From 2000 to 2004 she was the COO at Anne Arundel Health System in Annapolis, Maryland. She held various jobs (Associate Administrator, COO and Corporate Vice President) during her employment in the Nebraska Health System from 1995 to 2000. From 1990 to 1995 she was an Assistant Administrator in the Inova Health System in Virginia. Prior to 1990 she was with Brackenridge Hospital in Austin, Texas and the Good Samaritan Hospital and Health Center in Dayton, Ohio. Ms. Larson currently serves as an Advisor to DigiWorksCorp, and as a member of the Innovation Council of Anthello Healthcare Solutions, Inc. She has also served on various boards and been involved with several community projects. Ms. Larson holds BBA (Business Administration) and MA (Hospital and Health Administration) degrees from the University of Iowa.
Bonnie J. Trowbridge, age 71, has served us as a Director since January 2015. Ms. Trowbridge is Chair of the Heska Audit Committee from May 2015 to the present and a member of the Governance Committee from February 2015 to the present. Ms. Trowbridge served as Vice President, Chief Audit Executive and Risk Officer of Apollo Education Group, a publicly traded company, from 2007 to 2014. She is a retired Pricewaterhouse Coopers Audit Partner, having served with Pricewaterhouse Coopers from 1985 to 2007. Ms. Trowbridge is Chairman of the Board of Directors and treasurer of Camelot Therapeutic Horsemanship. She is a Certified Public Accountant in Arizona and California and is a member of the American Institute of Certified Public Accountants and the Arizona Society of CPA's. Ms. Trowbridge holds a Master of Science in Accountancy from Southern Oregon State University, a Master's Degree from San Jose State University and a Bachelor's degree from Washington State University.

If any nominee is unable or declines to serve as Director at the time of the 2018 Annual Meeting, the proxyholders intend to vote for such other candidate or candidates who may be nominated by the Board.

Vote Required; Recommendation of our Board of Directors
A Plurality Vote is required to elect each of the three directors. If no such Plurality Vote is obtained for one or more of the Director positions, Mr. Humphrey, Ms. Larson, and/or Ms. Trowbridge will continue to serve as directors until their respective successors are elected and qualified, or until their earlier death, resignation or removal, based on the status of their election and length of service.
Our Board unanimously recommends a vote FOR the election of its nominees, Mr. Humphrey, Ms. Larson, and Ms. Trowbridge, as our directors.
Heska's directors listed below whose terms are not expiring at the Annual Meeting will continue in office for the remainder of their terms in accordance with our Bylaws. Information regarding the business experience and education of each of such Director is provided below.

Directors Whose Term Will Expire in 2020 (Class II)

David E. Sveen, Ph.D., age 61, has served us as a Director since November 2013. He is the President of Cedarstone, an accounting and consulting practice for nonprofit organizations, which he founded in 1993. His professional background includes 13 years in senior management with investment banking firm Griffin, Kubik, Stephens and Thompson, as well as an adjunct assistant professorship of Christian Formation and Ministry at Wheaton College since 1995. Dr. Sveen holds a Ph.D. degree from Trinity Evangelical Divinity School, an MBA from DePaul University, an MA from Wheaton Graduate School, and a B.S. degree from Northern Illinois University.
Kevin S. Wilson, age 45, has been our Chief Executive Officer and President since March 31, 2014. He previously served as our President and Chief Operating Officer since February 2013. Mr. Wilson is a founder, member and officer of Cuattro, LLC. Since 2008, he has been involved in developing technologies for radiographic imaging with Cuattro, LLC and including as a founder of Cuattro Software, LLC, Cuattro Medical, LLC and Cuattro Veterinary, LLC. Mr. Wilson served on the board of various private, non-profit, and educational organizations from 2005 to 2011. He was a founder of Sound Technologies, Inc., a diagnostic imaging company, in 1996. After Sound Technologies, Inc. was sold to VCA Antech, Inc. in 2004, Mr. Wilson served as Chief Strategy Officer for VCA Antech, Inc. until 2006. Mr. Wilson attended Saddleback College.

Directors Whose Term Will Expire in 2019 (Class I)

G. Irwin Gordon, age 67, has served us as a Director since May 2001. Mr. Gordon is the former Executive Vice President and Chief Revenue Officer of Invitation Homes (NYSE: INVH), which owns and leases almost 85,000 single family residences in the USA, a position he held from June 2016 to December 2017. Mr. Gordon is also the Managing Partner of Trion LLC, a consulting firm he founded in 2000. From September 2012 to May 2015, Mr. Gordon served as the CEO of Landes Foods, LLC, a Dallas-based food manufacturer. From July 2000 until August 2001, Mr. Gordon served as President and Chief Executive Officer of Gruma Corporation, a food manufacturer. He also served as President and Chief Operating Officer of Suiza Foods Corporation, a food manufacturer and distributor, from February 1998 to October 1999. Mr. Gordon joined Suiza in August 1997 as its Executive Vice President and Chief Marketing Officer. Prior to joining Suiza, Mr. Gordon held various positions with subsidiaries of PepsiCo, Inc. ("PepsiCo"), including most recently as Senior Vice President Global Branding for Frito-Lay, Inc., from May 1996 to August 1997. From 1983 to 1992, Mr. Gordon served as President and General Manager of several international Frito-Lay companies before becoming Senior Vice President Marketing, Sales and Technology for Frito-Lay International from 1992 to 1996. Prior to joining PepsiCo in 1992, Mr. Gordon served in various capacities at the Kellogg Company. Mr. Gordon holds an Education degree from the University of British Columbia and a Management Certificate from Stanford University.

Carol A. Wrenn, age 57, has served us as a Director since January 2013. She is owner of Whitewater Advisors, LLC and has served as President of that company since June 2017. She founded Sky River Helicopters, LLC in 2010 and served as President of that company from 2010 until its sale in 2015.  She served as an Executive Vice President and the President of the Animal Health Division at Alpharma Inc. from 2001 to 2009. Ms. Wrenn also held the position of Chairman of the Animal Health Institute from 2007 to 2009 and was a member of the board of directors of the International Federation of Animal Health from 2002 to 2009. Prior to joining Alpharma, Ms. Wrenn held various executive positions at Honeywell International Inc. (formerly, AlliedSignal Inc.) from 1984 to 2001. She served as Business Director of Honeywell's Refrigerants, Fluorine Products Division from 2000 to 2001 and was the Commercial Director and Managing Director of Honeywell's European Fluorochemical operations from 1997 to 2000. Ms. Wrenn also held a number of positions in sales, marketing, business development and finance during her tenure with AlliedSignal. Ms. Wrenn serves as a Director of Phibro Animal Health Corporation and sits on both the Audit and Compensation Committees. She holds a Bachelor's Degree from Union College, an MBA from Lehigh University, and a DBA from California Southern University.

PROPOSAL NO. 2
APPROVAL OF THE AMENDMENT AND RESTATEMENT OF 1997 STOCK INCENTIVE PLAN TO, AMONG OTHER THINGS, INCREASE BY 250,000 THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER

We currently maintain the 1997 Stock Plan for the purpose of making equity compensation grants to employees, directors and consultants. The 1997 Stock Plan has served as an important part of our overall compensation program since its initial adoption, and continuing through several amendments and restatements. The number of shares available for issuance under the 1997 Stock Plan, however, is believed to be insufficient for future needs. The Compensation Committee recommended, and the Board adopted, subject to the approval of our stockholders, the Restated Plan. The Restated Plan is intended to replace the 1997 Stock Plan. If stockholders do not approve the Restated Plan, then it will not be effective and no grants will be made under it. In such event, the 1997 Stock Plan will remain in effect. The following is only a summary of the Restated Plan, if approved, and is qualified in its entirety by reference to its full text, a copy of which is attached hereto as Appendix A.
In order to enable us to continue to make significant equity compensation grants that serve as incentives to recruit and retain key employees, directors and consultants, and to continue aligning the interests of our employees, directors and consultants with stockholders, the Board recommends that the Restated Plan be approved by stockholders.

Background
Our 1997 Stock Plan was originally adopted by our Board and approved by our stockholders in 1997. It was amended and/or restated as of March 6, 2007, May 5, 2009, February 22, 2012, March 25, 2014, May 6, 2014, and March 28, 2016. The stated purpose of the 1997 Stock Plan is to promote the long-term success of the Company and the creation of stockholder value by: (a) encouraging employees, outside directors and consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of employees, outside directors and consultants with exceptional qualifications, and (c) linking employees, outside directors and consultants directly to stockholder interests through increased stock ownership.
The Restated Plan retains the purpose of the 1997 Stock Plan, provides for the same type of awards (restricted shares, incentive stock options and nonstatutory options), and has many of the same features as the 1997 Stock Plan. The Restated Plan is different from the 1997 Stock Plan in some respects, including:

•	The number of shares available for awards is increased by 250,000.

•
The Restated Plan makes provisions for recent tax changes under Section 162(m) of the Internal Revenue Code of 1986, as amended, acknowledging that future awards under the 1997 Stock Plan will be subject to the deduction limitations of such Section 162(m) even in the case of performance award grants.

•
The Restated Plan amends for awards made after 2017 the definition of change in control to include a provision defining a transaction in which a beneficial owner acquires more than 50% of the Company's voting power as a change in control.

•	The Restated Plan amends for awards made after 2017 the events that may trigger accelerated vesting to include death and disability.
A summary of the material features of the Restated Plan appears below and is qualified in its entirety by reference to the full text of the Restated Plan as set forth in Appendix A, which should be referred to for a complete description of its provisions.

Shares available under the 1997 Stock Plan are increased by the Restated Plan
As of March 15, 2018, the aggregate number of shares of Common Stock cumulatively authorized by our stockholders for issuance under the 1997 Stock Plan was [•]. Of that total, only [•] shares remain available for the issuance of future awards. This is because, under the 1997 Stock Plan as of March 15, 2018, a total of [•] restricted shares have been issued and are not subject to further vesting conditions, [•] shares have been issued pursuant to the exercise of stock options, [•] restricted shares have been issued and are subject to further vesting conditions, and [•] shares could be issued if outstanding stock options are exercised.
If the Restated Plan is approved, the aggregate number of shares of Common Stock available for awards will be increased by 250,000, so that the new total of shares authorized for issuance as restricted stock or options under the Restated Plan will be [•]. Assuming none of the unexercised options as of March 15, 2018 are exercised and none of the unvested restricted shares as of March 15, 2018 vest, the total number of new awards for shares that may be granted under the Restated Plan (as incentive stock options, nonqualified options or restricted shares) is [•]. Conversely, assuming all such unexercised Options and unvested restricted shares vest and are exercised, the total number of new awards for shares that may be granted under the Restated Plan is [•].

Plan Highlights
Effective Date and Expiration
The Restated Plan will be effective as of March 7, 2018, if approved by stockholders. It has no predetermined expiration date, although incentive stock options may not be granted after the tenth anniversary of its most recent amendment or restatement. Awards made prior to any termination or suspension of the Restated Plan may extend beyond that date.
Administration
The Restated Plan will be administered by a committee of two or more directors appointed by the Board (the "Committee"). The Committee has full authority to interpret the Restated Plan and to establish rules for its administration.
Eligibility for Awards
Awards can be made to any employee, outside Director or consultant. Only employees, however, are eligible to receive incentive stock options.
Determination of Amount and Form of Award
The amount of individual awards will be determined by the Committee, subject to the limitations of the Restated Plan. In determining the amount and form of an award, consideration will be given to the functions and responsibilities of the employee, his or her potential contributions to our success, and other factors deemed relevant by the Committee.
Shares Subject to the Plan; Other Limitations on Awards
Subject to certain adjustments, the maximum number of shares of our Common Stock that may be issued pursuant to new awards under the Restated Plan is [•] (assuming no unvested restricted shares as of March 15, 2018 vest and no unexercised stock options as of March 15, 2018, are exercised). Approximately [•] of these shares are shares that are available as of March 15, 2018 under the 1997 Stock Plan and will be incorporated into the Restated Plan upon approval by stockholders.
Shares subject to an award under the Restated Plan which is canceled or terminated without having been exercised or paid will again be available for future awards. On the other hand, in no event will shares of our stock that are (i) tendered in payment of the exercise price of options or (ii) withheld from any award to satisfy a participant's tax withholding obligations be available for future awards under the Plan.

A maximum of 50,000 shares underlying options may be issued in one year to any one participant (except that shares underlying options granted to a new employee in the first fiscal year of their employment may be a maximum of 100,000 shares). A maximum of 45,000 shares (or, in the case of a new employee in the first fiscal year of their employment, a maximum of 75,000 shares) may be awarded in the form of restricted shares in one year to any one participant.
Stock Options
The Committee may grant non-qualified options and options qualifying as "incentive stock options" under Section 422 of the Code. The Committee generally determines the terms and conditions of all options granted, subject to the terms of the Restated Plan. Options vest in accordance with a vesting schedule determined by the Committee, and the Committee may impose additional conditions, restrictions or terms on the vesting of any option, including the full or partial attainment of performance goals. The term of an incentive stock option cannot exceed ten years from the date of grant. The option price of an incentive stock option must be not less than 100% of the fair market value of a share of our stock on the date of grant, and the option price of a nonqualified option must not be less than 85% of the fair market value of a share of our stock on the date of grant.
The option price may be paid in cash, with shares of our stock, through a broker-assisted "cashless" exercise procedure or with such other acceptable form of valid consideration and method of payment as may be determined by the Committee.
Stock options may not be repriced. This means that the Committee may not take any of the following actions:

•	Amend a stock option to reduce its option price;

•	Cancel a stock option in exchange for cash, other awards or the re-grant of a new stock option with a lower option price than the original option price of the cancelled stock option; or

•	Take any other action (whether in the form of an amendment, cancellation or replacement grant) that has the effect of repricing a stock option without stockholder approval.

Restricted Shares
The Committee may also issue or transfer shares of our Common Stock to a participant under a restricted share award. Restricted share awards are subject to certain conditions and restrictions during a specific period of time, such as the participant remaining in the employment of the Company and/or the attainment by the Company of certain pre-established performance goals, as discussed below. The shares cannot be transferred by the participant prior to the lapse of the restriction period or the attainment of the performance goals. In the case of restricted shares, the participant is entitled to vote the shares during the restriction period. Restricted shares may receive dividends, at the discretion of the Committee. The minimum vesting period for restricted shares is one year, subject to possible accelerated vesting in the event of a change in control or, for awards granted after 2017, death and disability.
Performance Goals
The Restated Plan contains provisions intended to enable compensation paid to those executive officers whose compensation is subject to the deduction limitations of Section 162(m) of the Code to qualify as "performance-based compensation" that will be fully deductible by us for grants made prior to November 2, 2017. Prior to recent U.S. federal income tax law changes and prior to or during the beginning of a performance period, the Committee could establish performance goals for the Company and our various operating units which could qualify the award subject to those goals for deductibility without regard to the limitations of Section 162(m). The goals were to be comprised of specified levels of one or more of the following performance criteria as the Committee deemed appropriate:

1)	operating income or operating profit (including but not limited to operating income and any affiliated growth measure);

2)	net earnings or net income (before or after taxes, including but not limited to deferred taxes, and any affiliated growth measure);

3)	basic or diluted earnings per share (before or after taxes, including but not limited to deferred taxes, and any affiliated growth measure);

4)	revenues (including but not limited to revenue, gross revenue, net revenue, and any affiliated growth measure);

5)	gross profit or gross profit growth;

6)	return on assets, capital, invested capital, equity or sales;

7)	cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

8)	earnings before or after taxes, interest, depreciation and/or amortization (including but not limited to changes in this measure);

9)	improvements or changes in capital structure (including but not limited to debt balances or debt issuance);

10)	budget management;

11)	productivity targets;

12)	economic value added or other value added measurements;

13)	share price (including, but not limited to, growth measures and total shareholder return);

14)	expense targets;

15)	margins (including but not limited to gross or operating margins);

16)	efficiency measurements (including but not limited to availability measurements, call wait times, call, meeting, shipping or other volume measurements, turnaround times and error rates);

17)	working capital targets (including but not limited to items reported on the Company's balance sheet and time-based or similar measures such as days inventory, days receivable and days payable);

18)	equity or market value measures;

19)	enterprise or adjusted market value measures;

20)	safety record;

21)	completion of business acquisition, divestment or expansion;

22)	book value or changes in book value (including but not limited to tangible book value and net asset measures);

23)	assets or changes in assets;

24)	cash position or changes in cash position;

25)	employee retention or recruiting measures;

26)	milestones related to filings with government entities or related approvals (including but not limited to filings with the Securities and Exchange Commission which may require stockholder approval);

27)	changes in location or the opening or closing of facilities;

28)	contract or other development of relationship with identified suppliers, distributors or other business partners; and

29)
new product development (including but not limited to third-party collaborations or contracts, and with milestones that may include but are not limited to contract execution, proof of concept, regulatory approval, product launch and targets such as unit volume and revenue following product launch).

In addition, for any awards not intended to meet the requirements of Section 162(m) of the Code, the Committee may establish goals based on other performance criteria as it deems appropriate. The Committee will disregard or offset the effect of certain extraordinary items, such as restructuring charges, gains or losses on the disposition of a business, changes in tax or accounting rules or the effects of a merger or acquisition, in determining the attainment of performance goals. Awards may also be payable when our performance, as measured by one or more of the above criteria, as compared to peer companies meets or exceeds an objective criterion established by the Committee.
Adjustments on Capitalization
In the event of a subdivision of our outstanding shares of Common Stock, a declaration of a dividend payable in shares, a declaration of a dividend payable in a form other than shares in an amount that has a material effect on the price of shares, a combination or consolidation of the outstanding shares (by reclassification or otherwise) into a lesser number of shares, a recapitalization, a spin-off or a similar occurrence, such that an adjustment is appropriate to prevent dilution or enlargement of the benefits intended to be made available under the Restated Plan, then the Committee may make appropriate adjustments in the maximum aggregate number and kind of shares issuable under the Restated Plan, and to any one participant, and the number and kind of shares and the price per share subject to outstanding awards.
Change in Control
For purposes of the Restated Plan, "change in control" means any of the following events:
(a) The consummation of a merger or consolidation of the Company with or into another entity of any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation, or other reorganization; or
(b) The sale, transfer or other disposition of all or substantially all of the Company's assets; or
(c) A majority of the members of the Board are replaced during any eighteen month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or
(d) solely with respect to awards granted in 2018 or later, any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent of the total voting power represented by the Company's then outstanding voting securities.
An option agreement or a restricted share grant agreement may provide that the option will become exercisable or the shares will become unrestricted in the event of a change in control.
Amendment
The Board can amend, suspend or terminate the Restated Plan. An amendment of the Restated Plan will be subject to our stockholders' approval only to the extent required by law.
Certain Federal Tax Aspects
The following paragraphs are a summary of the Company's understanding of the general federal income tax consequences to U.S. taxpayers and the Company of awards granted under the Restated Plan. Tax consequences for any particular individual may be different.
Incentive Stock Options
No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxable income is the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option if the sale price exceeds the exercise price.

Nonstatutory Stock Options
No taxable income is reportable when a nonstatutory stock option, which also may be referred to as a nonqualified stock option, is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.
Restricted Shares
A participant will not have taxable income upon grant unless he or she elects to be taxed at that time. Instead, he or she will recognize ordinary income at the time of vesting equal to the fair market value (on the vesting date) of the vested shares.
Tax Effect for the Company
The Company generally will be entitled to a tax deduction in connection with an award under the Restated Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option).
Special rules limit the deductibility of compensation paid to certain of our executive officers. Under Section 162(m) of the Code, the annual compensation paid to certain executives will be deductible only to the extent that it does not exceed $1,000,000. Prior to recent tax law changes, however, the Company could preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions included stockholder approval of the 1997 Stock Plan, setting limits on the number of awards that any individual may receive and, for awards other than certain stock options, establishing performance criteria that must be met before the award actually will vest or be paid. The Restated Plan has been designed to permit the Company to receive a federal income tax deduction in connection with awards granted prior to these tax law changes to the extent that they qualified as performance-based for purposes of satisfying the conditions of Section 162(m).
The Company expects a minimal impact on cash taxes paid resulting from deductions related to the Restated Plan due to the Company's large domestic net operating loss position, which allows the Company to offset current taxable income with losses from prior years for ordinary income tax purposes.
New Plan Benefits
The number of awards that our Named Executive Officers, directors, other Executive Officers and other employees may receive under the Restated Plan will be determined in the discretion of the Committee in the future, and the Committee has not made any determination to make future grants to any persons under the Restated Plan as of the date of this proxy statement, except that the Company has agreed to issue 33,000 shares of restricted common stock to Mr. Wilson if this Proposal No.2 is approved. Other than the benefits attributed to Mr. Wilson with respect to the restricted shares that are subject to performance based restrictions on vesting, the attainment of which is not assured, it is not possible to determine the future benefits that will be received by Mr. Wilson or any of the other participants under the Restated Plan, or the benefits that would have been received by such participants if the Restated Plan had been in effect in the year ended December 31, 2017.
Outstanding Equity Awards
As noted above, outstanding awards were issued under the 1997 Stock Plan. If the Restated Plan is adopted, there will be additional shares available for awards. However, the number of awards that an employee, consultant or director may receive under the Restated Plan is at the discretion of the Committee and therefore cannot be determined in advance.
The following table sets forth summary information as of March 15, 2018 concerning the number of shares underlying options (vested and unvested) and unvested restricted stock grants made under the 1997 Stock Plan to each of our Named Executive Officers, all Executive Officers as a group, all directors who are not Executive Officers as a group and all employees other than Executive Officers as a group, as of the Record Date.

Name	Shares Underlying Stock Option Awards	Restricted Stock Awards
G. Irwin Gordon	[•]	[•]
Sharon J. Larson	[•]	[•]
David E. Sveen, Ph.D.	[•]	[•]
Bonnie J. Trowbridge	[•]	[•]
Kevin S. Wilson	[•]	[•]
Carol A. Wrenn	[•]	[•]
Steven M. Eyl	[•]	[•]
Catherine I. Grassman	[•]	[•]
Michael J. McGinley, Ph.D.	[•]	[•]
John McMahon	[•]	[•]
Jason A. Napolitano	[•]	[•]
All Executive Officers, as a group	[•]	[•]
All Directors who are not Executive Officers, as a group	[•]	[•]
All employees other than Executive Officers, as a Group	[•]	[•]
Vote Required; Recommendation of our Board of Directors
The Restated Plan is to be approved by the affirmative vote of a Quorum Majority. Based on the number of shares of Common Stock outstanding as of the Record Date, this requires the affirmative vote of [•] shares. If the Restated Plan is not approved, the 1997 Stock Plan will remain as-is with no changes.
Our Board unanimously recommends a vote FOR the approval of the Restated Plan.

POTENTIAL VOTE NO. 3

APPROVAL OF THE AMENDMENT TO OUR CHARTER TO INCREASE BY 250,000 THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK TO MAKE AVAILABLE THE SHARES CONTEMPLATED FOR ISSUANCE UNDER PROPOSAL NO. 2, SUBJECT TO THE APPROVAL OF PROPOSAL NO. 2.

You are being asked to approve the Charter Amendment to increase by 250,000 the number of authorized shares of our Common Stock to make available the shares contemplated for issuance under the Restated Plan, subject to the prior approval of the Restated Plan. The Board has unanimously approved the proposed Charter Amendment and recommends that you vote FOR the approval and adoption of the Charter Amendment. If stockholders do not approve the Restated Plan as contemplated in Proposal No. 2, then the Charter Amendment is not to be voted on and will not be adopted.
In the event that the Charter Amendment is approved by the Company's stockholders, the Charter Amendment will provide that the authorized shares of the Company's Common Stock shall be 10,250,000 shares and the Charter Amendment attached to this proxy statement as Appendix B, which is hereby incorporated by reference, shall be implemented.
What is the purpose of the Charter Amendment?
We are seeking your approval of the Charter Amendment to make available the shares contemplated for issuance under the Restated Plan and thereby enable us to utilize the Restated Plan, if approved. You are only to be asked to approve the Charter Amendment if stockholders approve the Restated Plan.
Do any of Heska's officers or directors, or persons associated with them, have a substantial interest in the Charter Amendment?
No. Other than their interest in the 1997 Stock Plan and Restated Plan similar to the Company's other employees as described above in Proposal No. 2, none of our officers or directors, or persons associated with them, have a substantial interest in the Charter Amendment.
Is the Charter Amendment expected to have any material anti-takeover impact on existing stockholders of Heska?
No. The Charter Amendment is not expected to have any material anti-takeover impact on existing stockholders of Heska.
Am I entitled to dissenters or appraisal rights in connection with the proposed Charter Amendment?
No. The holders of shares of our Common Stock will have no dissenters rights of appraisal under Delaware law, our Charter or our Bylaws with respect to the Charter Amendment to effect the Incentive Share Increase.

Vote Required; Recommendation of our Board of Directors
Approval of this proposal requires the affirmative vote of an Absolute Majority. Based on the number of shares of Common Stock outstanding as of the Record Date, this requires the affirmative vote of a minimum of [•] shares.
Our Board unanimously recommends that you vote FOR the Charter Amendment.

PROPOSAL NO. 4
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Board is submitting the appointment of EKS&H LLLP ("EKS&H") as the Company's independent registered public accounting firm for stockholder ratification at the Annual Meeting. EKS&H has served as our independent registered public accounting firm since March 31, 2006. A representative of EKS&H is expected to be present at the Annual Meeting and will have an opportunity to make a statement if the representative desires to do so. Such representative also is expected to be available to answer questions at the meeting.
Vote Required; Recommendation of our Board of Directors
Stockholder ratification of the appointment of EKS&H as our independent registered public accounting firm is not required by our Bylaws or otherwise. Our Board, however, is submitting the appointment of EKS&H to the stockholders for ratification as a matter of good corporate governance practice. If a Voting Majority is FOR this proposal, we will consider the ratification of our independent registered public accounting firm for 2018 complete. If stockholders fail to ratify the appointment, our Audit Committee will reconsider whether or not to retain EKS&H as our independent registered public accounting firm, although our Audit Committee maintains the full discretion to continue to retain EKS&H in such a circumstance. Even if the appointment is ratified, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.
Our Board unanimously recommends a vote FOR the ratification of EKS&H as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

PROPOSAL NO. 5
OFFER OF APPROVAL OF EXECUTIVE COMPENSATION IN A
NON-BINDING ADVISORY VOTE

The Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank"), enacted in July 2010, and Section 14A of the Exchange Act require that we provide you with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers. We are asking for your advisory vote on the following resolution (the "say-on-pay" resolution):
RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed in the subsection of this proxy statement titled "Executive Compensation", including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.
We did not offer a stockholder vote on executive compensation prior to such a vote being required under Dodd-Frank as we believe this topic is best handled by a deliberative compensation committee with access to detailed information on each executive's individual performance, which it may not be appropriate or in a company's best interest to disclose, and accordingly, a general vote on the subject is unlikely to provide valuable insight to such a committee in its role of determining appropriate compensation for a given executive officer, or executive officers as a group.
At our 2017 Annual Meeting of Stockholders, an identical resolution received 99.1% of votes "for" and 0.9% "against" of the shares voted "for" or "against".
Compensation Philosophy
As described in greater detail under the heading "Executive Compensation", we seek to closely align the interests of our named executive officers with the interests of our stockholders. The ultimate objective of our executive compensation program is to attract, retain and reward executives who will enhance the value and profitability of the Company and increase stockholder value. The Compensation Committee strives to provide competitive compensation opportunities with the ultimate amount of compensation received tied significantly to short-term and long-term Company performance. Inherent in our approach is the philosophy that compensation can align behavior and actions with stockholder interests, attract and retain stronger executives and thus create value for stockholders over time.
The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.
Vote Required; Recommendation of our Board of Directors
If a Voting Majority is FOR this proposal, we will consider the non-binding, advisory approval of the compensation paid to our named executive officers to have occurred. If such a Voting Majority is not obtained, our Compensation Committee may consider changes to some of our executive compensation policies, although our Compensation Committee maintains its full discretion in this area as this is an advisory vote only.
Our Board unanimously recommends a vote FOR the approval, on a non-binding, advisory basis, of the compensation paid to our named executive officers in fiscal year 2017.

POTENTIAL VOTE NO. 6
APPROVAL OF THE ADJOURNMENT OF THE ANNUAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES FOR THE FOREGOING PROPOSALS

We are asking our stockholders to vote on a proposal to approve the adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies for the foregoing proposals.

As discussed above, our Board recommends a vote FOR the election of each of the Director nominees, FOR the Restated Plan, FOR the Charter Amendment, FOR the ratification of EKS&H LLLP as the Company's independent registered public accounting firm, FOR the offering of approval of the Company's executive compensation policies, FOR the approval to adjourn the Annual Meeting, if necessary or appropriate, to solicit additional proxies, and FOR your preference being that the proxyholders exercise their voting discretion in a manner they determine to be in the best interest of the Company's stockholders, if other business properly comes before the 2018 Annual Meeting and you are voting by proxy.

The foregoing proposals have various different shareholder approval requirements. For example, in order to implement the Charter Amendment, the Company is required under Delaware law to obtain the affirmative vote of a majority of all shares of Common Stock outstanding. While we hope to have a majority of all shares of Common Stock outstanding vote for the Charter Amendment at the Annual Meeting, it is possible we will not have sufficient votes to do so. For example, we could convene the Annual Meeting with a quorum of 55% of the shares of Common Stock outstanding, with Proposal No. 2 passing and with 49%, 3% and 3% of the shares outstanding voting for, against and abstaining on Proposal No. 3. In this case, Proposal No. 3 would not pass and we would not be able to implement the Charter Amendment. If this were to happen and this Proposal No. 6 were to pass, however, we could solicit and obtain votes underlying an additional 2% of shares outstanding in the days following the Annual Meeting, reconvene the Annual Meeting, pass Proposal No. 3 and implement the Charter Amendment.

Vote Required; Recommendation of our Board of Directors

The affirmative vote of a Quorum Majority is required to approve the Potential Adjournment. Based on the number of shares of Common Stock outstanding as of the Record Date, this represents [•] shares.

The Board recommends that you vote FOR the approval to adjourn the Annual Meeting, if necessary or appropriate to solicit additional proxies for the foregoing proposals.

POTENTIAL VOTE NO. 7
ADVISORY VOTE WITH RESPECT TO
DISCRETIONARY VOTING BY PROXYHOLDERS
Other than the items of business described in Proposal Nos. 1 through 6, we are not aware of any other business to be acted upon at the Annual Meeting. Since our initial public offering in 1997, only items that were described in the proxy materials made available to stockholders prior to the corresponding Annual Meeting or Special Meeting were resolved by a vote of our stockholders at such meetings. While we have taken steps to ensure this remains the case, it is possible other business may properly come before our Annual Meeting, via the efforts of a stockholder or otherwise. In such a circumstance, our proxyholders - Jason A. Napolitano, our Chief Operating Officer, Chief Strategist and Secretary, Catherine I. Grassman, our Vice President, Chief Accounting Officer Controller, and Daniel J. Pollack, our Vice President, Financial Planning and Business Analytics - will have the discretion to vote shares for which we have been granted a proxy as they may determine. As a matter of good corporate governance practice, we are asking stockholders to submit an advisory vote for the proxyholders' consideration in such a circumstance. We will interpret a "for" vote as an indication that the stockholder's preference is that the proxyholders exercise their voting discretion in a manner they determine to be in the best interest of the Company's stockholders, an "against" vote as an indication that the stockholder's preference is that the proxyholders exercise their voting discretion against any proposal brought to a vote as outlined above, including a proposal the proxyholders otherwise believe to be in the best interests of the Company's stockholders, and an "abstain" or non-vote as an indication that the stockholder does not wish to express a preference regarding such a circumstance. It is important to note this is an advisory vote only, and that while the proxyholders may consider the advisory vote in such a circumstance, the proxyholders retain full discretion to vote as they may determine regardless of any outcome of the advisory vote.
Recommendation of our Board of Directors
Our Board unanimously recommends a vote FOR your preference being that the proxyholders exercise their voting discretion in a manner they determine to be in the best interest of the Company's stockholders, if other business properly comes before the Annual Meeting and you are voting by proxy.

OTHER MATTERS
The Board knows of no other business to be transacted at the Annual Meeting.
OTHER INFORMATION
"Householding" of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding", potentially provides extra convenience for stockholders and cost savings for companies. Heska and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent to such householding. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Investor Relations, Heska Corporation, 3760 Rocky Mountain Avenue, Loveland, Colorado 80538.

Proxy Solicitor

You may contact our proxy solicitor, Morrow Sodali LLC ("Morrow Sodali"), for a copy of the proxy materials. Morrow Sodali's address is 470 West Ave, Stamford, CT 06902. Stockholders may call Morrow Sodali at 1-800-787-9239 and brokers and banks may call Morrow Sodali at 1-203-658-9400. We undertake to promptly deliver a separate copy of the proxy materials upon receiving your written or oral request.

OWNERSHIP OF SECURITIES - COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of March 7, 2018 (except where otherwise noted), regarding the beneficial ownership of shares of Common Stock by each director of the Company, by the persons named in the summary compensation table (the "Named Executive Officers") elsewhere in this proxy statement, by all current directors and executive officers of the Company as a group, and by each person who is known by us to be the beneficial owner of more than 5% of our Common Stock. We had 7,434,130 shares of Common Stock outstanding on March 7, 2018.
Beneficial Ownership Table

Name and Address of Beneficial Owner	Shares Beneficially Owned (1)	Percentage Beneficially Owned (1)
BlackRock, Inc. (2)	880,414	11.8%
55 East 52nd Street
New York, NY 10055

Neuberger Berman Group LLC (3)	663,484	8.9%
1290 Avenue of the Americas
New York, NY 10104

The Vanguard Group (4)	434,302	5.8%
100 Vanguard Blvd.
Malvern, PA 19355

Named Executive Officers and Directors
G. Irwin Gordon (5)	56,472	*
Scott W. Humphrey (5)	567	*
Sharon J. Larson (5)	11,865	*
David E. Sveen, Ph.D. (5)(6)	37,767	*
Bonnie J. Trowbridge (5)	10,461	*
Kevin S. Wilson (5)(7)	506,662	6.8%
Carol A. Wrenn (5)	23,115	*
Steven M. Eyl (5)	67,746	*
Catherine I. Grassman	10,518	*
Michael J. McGinley, Ph.D. (5)	112,805	1.5%
John McMahon (5)	—	*
Jason A. Napolitano (5)(8)	179,283	2.4%

All Directors and Executive Officers as a group	1,244,537	15.9%
(14 Persons)(5)(6)(7)(8)
________________________________________________________

*	Amount represents less than 1% of our common stock.

(1)
To our knowledge and unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to securities. Shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 15, 2018 without further action by Heska's Stockholders are deemed outstanding and beneficially owned by the person holding such option for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Based upon information derived from an amended Schedule 13G/A filed by BlackRock, Inc. on January 23, 2018 for holdings on December 31, 2017.

(3)	Based upon information derived from a Schedule 13G filed by Neuberger Berman Group LLC on February 15, 2018 for holdings on December 31, 2017.

(4)	Based upon information derived from a Schedule 13G filed by The Vanguard Group on February 8, 2018 for holdings on December 31, 2017.

(5)
Includes "Shares Owned", "Unvested Shares" and "Exercisable Options" from "Exercisable Option Table" below for each Director and Named Executive Officer, as well as for all Directors and Executive Officers as a group.

(6)
Includes 14,285 shares held by Bethany Creek Partners, LP and 7,143 shares held by Lindberg Capital Partners, LP. Dr. Sveen is a general partner of, and an investor in, both Bethany Creek Partners, LP and Lindberg Capital Partners, LP.

(7)
Mr. Wilson is the spouse of a woman ("Mrs. Wilson") who owns Heska Corporation shares. Mr. Wilson, Mrs. Wilson and trusts for the benefit of their children and family own a 100% interest in Cuattro, LLC. Includes 124,099 shares held by Cuattro, LLC, 15,092 shares owned by Mrs. Wilson, 138,743 shares held by the Wilson Family Trust and 25,728 shares held in trusts for the benefit of Mr. and Mrs. Wilson's children for which a third party is trustee. Mr. Wilson disclaims beneficial ownership of the shares held by Mrs. Wilson and trusts for the benefit of Mr. and Mrs. Wilson's children.

(8)
Includes one share jointly owned by Mr. Napolitano and Robert B. Grieve, Ph.D. Mr. Napolitano is the spouse of a woman ("Mrs. Napolitano") who owns 602 shares of common stock which is included in the table above, with respect to which Mr. Napolitano disclaims beneficial ownership.

Option Tables (as of March 7, 2018)

Exercisable Option Table

Name	Shares Owned (1)	Unvested Shares (2)	Exercisable Options (3)	Exercisable Option Price Range (4)	Exercisable Option Average Price (5)	Weighted Average Remaining Contractual Life (6)	Exercisable "In-the Money" Options (7)	Net Shares From Exercisable Options (8)
G. Irwin Gordon	32,357	544	23,571	$8.34-$39.56	$18.85	6.02	23,571	17,202
Scott W. Humphrey	—	567	—	—	—	—	—	—
Sharon J. Larson	2,750	544	8,571	$28.41-$39.56	$33.06	7.56	8,571	4,510
David E. Sveen, Ph.D. (9)	28,652	544	8,571	$28.41-$39.56	$33.06	7.56	8,571	4,510
Bonnie J. Trowbridge	—	544	9,917	$18.36-$39.56	$31.06	7.47	9,917	5,502
Kevin S. Wilson (10)	413,662	57,000	36,000	$7.36-$69.77	$7.66	5.46	36,000	32,046
Carol A. Wrenn	4,000	544	18,571	$8.34-$39.56	$20.59	6.52	18,571	13,091
Steven M. Eyl	6,449	30,446	30,851	$7.36-$72.85	$29.86	7.01	25,851	17,869
Catherine I. Grassman	18	10,500	—	—	—	—	—	—
Michael J. McGinley, Ph.D.	79,598	12,863	20,344	$7.36-$72.85	$30.77	7.07	16,544	11,540
Jason A. Napolitano (11)	26,443	37,863	114,977	$4.40-$72.85	$14.32	4.59	109,977	91,598
All Directors and Executive Officers as a group (14 persons) (9)(10)(11)	636,137	219,743	388,657	$4.40-$72.85	$18.20	5.17	364,407	283,647

Outstanding Option Table

Name	Shares Owned (1)	Unvested Shares (2)	Outstanding Options (12)	Outstanding Option Price Range (13)	Outstanding Option Average Price (14)	Weighted Average Remaining Contractual Life (15)	Outstanding "In-the Money" Options (16)	Net Shares From Outstanding Options (17)
G. Irwin Gordon	32,357	544	23,571	$8.34-$39.56	$18.85	6.02	23,571	17,202
Scott W. Humphrey	—	567	—	—	—	—	—	—
Sharon J. Larson	2,750	544	8,571	$28.41-$39.56	$33.06	7.56	8,571	4,510
David E. Sveen, Ph.D. (9)	28,652	544	8,571	$28.41-$39.56	$33.06	7.56	8,571	4,510
Bonnie J. Trowbridge	—	544	9,917	$18.36-$39.56	$31.06	7.47	9,917	5,502
Kevin S. Wilson (10)	413,662	57,000	66,000	$7.36-$69.77	$35.89	7.53	36,000	32,046
Carol A. Wrenn	4,000	544	18,571	$8.34-$39.56	$20.59	6.52	18,571	13,091
Steven M. Eyl	6,449	30,446	68,519	$7.36-$72.85	$48.31	8.22	33,519	21,735
Catherine I. Grassman	18	10,500	10,000	$69.77-$69.77	$69.77	10.00	—	—
Michael J. McGinley, Ph.D.	79,598	12,863	36,112	$7.36-$72.85	$40.26	7.53	24,712	15,776
Jason A. Napolitano (11)	26,443	37,863	157,000	$4.40-$72.85	$26.65	5.79	122,000	97,685
All Directors and Executive Officers as a group (14 persons) (9)(10)(11)	636,137	219,743	606,170	$4.40-$72.85	$31.03	6.41	411,520	307,825

(1)
To our knowledge and unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown in the column, which shares of common stock are not subject to any vesting restriction, subject to community property laws where applicable and the information contained in the footnotes of this table.

(2)
To our knowledge and unless otherwise noted, the persons named in the table have sole voting power with respect to all shares of common stock shown in the column, which shares of common stock are subject to vesting restrictions, subject to community property laws where applicable and the information contained in the footnotes of this table. Vesting events may include change in control, death and disability in addition to the requirements discussed below and is subject to other provisions in the related restricted stock grant agreement. Vesting for 40,125, 17,187, 17,187, 7,220 and 113,346 shares held by Mr. Wilson, Mr. Napolitano, Mr. Eyl, Ms. Grassman and All Executive Officers as a group, respectively, is subject to certain performance-based and time-based service conditions which may not be achieved for more than one year. Vesting for an additional 16,875, 7,813, 7,813, 3,280 and 33,279 shares held by Mr. Wilson, Mr. Napolitano, Mr. Eyl, Ms. Grassman and All Executive Officers as a group, respectively, is subject to certain performance-based conditions which may be achieved in one year or less. Vesting for all other shares is subject to time-based requirements which may be achieved in one year or less.

(3)	Represents shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 7, 2018.

(4)	Represents the lowest and highest strike price for stock options exercisable within 60 days of March 7, 2018.

(5)	Represents the average strike price for stock options exercisable within 60 days of March 7, 2018.

(6)	Represents the weighted average remaining contractual life, in years, for stock options exercisable within 60 days of March 7, 2018.

(7)
Represents shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 7, 2018, that have a strike price less than $69.77 the closing market price per share of Heska stock on March 7, 2018.

(8)
Represents net shares under the Treasury Stock Method assuming a market price per share of $69.77, the closing market price per share of Heska Stock on March 7, 2018, for shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 7, 2018 that have a strike price less than $69.77.

(9)
Includes 14,285 shares held by Bethany Creek Partners, LP and 7,143 shares held by Lindberg Capital Partners, LP. Dr. Sveen is a general partner of, and an investor in, both Bethany Creek Partners, LP and Lindberg Capital Partners, LP.

(10)
Includes 124,099 shares held by Cuattro, LLC.  Mr. Wilson, Mrs. Wilson and trusts for the benefit of their children and family own a 100% interest in Cuattro, LLC.  Also includes 15,092 shares owned by Mrs. Wilson, 138,743 shares held in the Wilson Family Trust and 25,728 shares held in trust for the benefit of Mr. and Mrs. Wilson's children for which a third party is trustee.  Mr. Wilson disclaims beneficial ownership of the shares held by Mrs. Wilson and trusts for the benefit of Mr. and Mrs. Wilson's children.

(11)
Includes one share jointly owned by Mr. Napolitano and Robert B. Grieve, Ph.D. Also includes 602 shares of common stock held by Mrs. Napolitano, with respect to which Mr. Napolitano disclaims beneficial ownership.

(12)	Represents shares of common stock issuable upon exercise of stock options outstanding on March 7, 2018.

(13)	Represents the lowest and highest strike price for stock options outstanding on March 7, 2018.

(14)	Represents the average strike price for stock options outstanding on March 7, 2018.

(15)	Represents the weighted average remaining contractual life, in years, for stock options outstanding on March 7, 2018.

(16)
Represents shares of common stock issuable upon exercise of stock options outstanding on March 7, 2018 that have a strike price less than $69.77, the closing market price per share of Heska Common Stock on March 7, 2018.

(17)
Represents net shares under the Treasury Stock method assuming a market price per share of $69.77, the closing market price per share of Heska stock on March 7, 2018, for shares of common stock issuable upon exercise of stock options outstanding that have a strike price less than $69.77.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Compliance with Section 16(a) of the Exchange Act requires our directors, Executive Officers and persons who own more than 10% of a registered class of our equity securities to file reports of holdings and transactions of Heska Common Stock and other equity securities with the SEC. Directors, Executive Officers and 10% or greater stockholders are required by SEC regulations to furnish us with copies of all of the Section 16(a) reports they file. Based solely upon a review of the copies of the forms furnished to us and the representations made by the reporting persons to us, we believe that during 2017 our directors, Executive Officers and 10% or greater stockholders complied with all filing requirements under Section 16(a) of the Exchange Act, except that one Form 4 disclosing one transaction with respect to Mr. Wilson was inadvertently filed late.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information about our common stock that may be issued upon exercise of options and rights under all of our equity compensation plans as of December 31, 2017, including the 1997 Stock Incentive Plan, as amended and restated, the 1997 Employee Stock Purchase Plan, as amended and restated and the 2003 Equity Incentive Plan, as amended and restated. Our stockholders have approved all of these plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	(b) Weighted-Average Exercise Price of Outstanding Options and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column)
Equity Compensation Plans Approved by Stockholders	630,847	$29.31	351,667
Equity Compensation Plans Not Approved by Stockholders	None	None	None
Total	630,847	$29.31	351,667

Our stockholders have authorized that up to 450,000 shares may be issued under our 1997 Employee Stock Purchase Plan, as amended and restated (the "1997 ESPP"). 419,651 of these authorized shares have been used to purchase shares under the 1997 ESPP through December 31, 2017, leaving 30,349 shares remaining for purchase under our 1997 Employee Stock Purchase Plan on December 31, 2017, which is included in column (c) of the above table.

SIGNIFICANT RELATIONSHIPS AND TRANSACTIONS WITH DIRECTORS, OFFICERS OR PRINCIPAL STOCKHOLDERS
Related Party Transactions
Pursuant to our code of ethics for senior executives and financial officers, a copy of which is available on Heska's website at www.heska.com, and our Corporate Governance Committee charter, our Audit Committee or our Corporate Governance Committee must review and approve any transaction that the Company proposes to enter into that would be required to be disclosed under Item 404(a) of Regulation S-K. Item 404(a) of Regulation S-K requires the Company to disclose in its proxy statement any transaction involving more than $120,000 in which the Company is a participant and in which any related person has or will have a direct or indirect material interest. A related person for purposes of this analysis is any executive officer, director, nominee for director, or holder of 5% or more of the Company's Common Stock, or an immediate family member of any of those persons.

On February 24, 2013, we acquired a 54.6% interest (the "Acquisition") in Cuattro Veterinary USA, LLC, which was, subsequently, renamed Heska Imaging US, LLC. This transaction marked our entry into the veterinary imaging market. The remaining minority position (45.4%) in Heska Imaging US, LLC was subject to purchase by Heska Corporation under certain performance-based puts (the "US Imaging Puts").

Kevin S. Wilson is Heska Corporation's Chief Executive Officer and President as well as a member of Heska Corporation's Board. Heska Corporation's employment agreement with Mr. Wilson acknowledges that Mr. Wilson has business interests in Cuattro, LLC, Cuattro Software, LLC and Cuattro Medical, LLC which may require a portion of his time, resources and attention in his working hours.

Mr. Wilson is the spouse of Shawna M. Wilson ("Mrs. Wilson"). Mr. Wilson, Mrs. Wilson and trusts for the benefit of their children and family own a 100% interest in Cuattro, LLC, the largest supplier to Heska Imaging, LLC, as well as a majority interest in Cuattro Medical, LLC. Cuattro, LLC owns a 100% interest in

Cuattro Software, LLC. While the terms of both the Amended and Restated Master License Agreement and the Supply Agreement between Heska Imaging and Cuattro, LLC were negotiated at arm's length as part of the Acquisition, Mr. Wilson has an interest in these agreements, and any time and resources devoted to monitoring and overseeing this relationship may prevent us from deploying such time and resources on more productive matters.

On May 31, 2016, Heska Corporation closed the transactions contemplated by that certain Agreement and Plan of Merger (the "Merger Agreement") with Cuattro Veterinary, LLC ("Cuattro International"), Cuattro International Merger Subsidiary, Inc., a wholly-owned subsidiary of the Company ("Merger Sub"), Kevin S. Wilson, and all of the members of Cuattro International (the "Members"). Pursuant to the Merger Agreement, on the Closing Date the Merger Sub was merged with and into Cuattro International, with Cuattro International surviving the merger as a wholly-owned subsidiary of the Company. In addition, as of the Closing Date, Cuattro International was renamed Heska Imaging International, LLC, and the Company’s interest in both Heska Imaging International, LLC ("International Imaging") and Heska Imaging US, LLC was transferred to the Company’s wholly-owned subsidiary, Heska Imaging Global, LLC ("Global Imaging"). Heska Imaging US, LLC, Cuattro, LLC and Global Imaging agreed the licensing and supply agreements with Cuattro, LLC would be assigned from Heska Imaging US, LLC to Global Imaging so that the licensing and supply agreements would be between Cuattro, LLC and Global Imaging after the transactions contemplated by the Merger Agreement closed. Mr. Wilson was a founder of Cuattro International and Cuattro, LLC and, including equity held by members of his family and trust for the benefit of his children and family, owned a majority interest in Cuattro International prior to the transactions contemplated by the Merger Agreement closing.

The required performance criteria for the US Imaging Puts were met based on 2016 financial performance, Heska Corporation considered notice given on March 3, 2017 that the US Imaging Puts were being exercised in full and on May 31, 2017, Heska Corporation delivered $13.8 million in cash to purchase the remaining 45.4% in Heska Imaging US, LLC it did not already own (the "US Imaging Purchase").

Immediately following the Acquisition and continuing until immediately prior to the US Imaging Purchase, Shawna M. Wilson, Clint Roth, DVM, Steven M. Asakowicz, Rodney A. Lippincott, Kevin S. Wilson and Cuattro, LLC (collectively, the "Imaging Minority") owned approximately 29.75%, 8.39%,  4.09%, 3.07%, 0.05% and 0.05% of Heska Imaging US, LLC, respectively. Steven M. Asakowicz serves as Executive Vice President, Companion Animal Health Sales for Heska Corporation. Rodney A. Lippincott serves as Executive Vice President, Companion Animal Health Sales for Heska Corporation. On April 3, 2017, and in accordance with the terms of its Operating Agreement, Heska Imaging US, LLC distributed $2.1 million based on financial results through December 31, 2016, including $1.0 million to the Imaging Minority. In January 2018, there was a distribution of $277 thousand to the owners of Heska Imaging US, LLC immediately prior to the US Imaging Purchase, including $126 thousand to the Imaging Minority, based on the financial results of Heska Imaging US, LLC through May 31, 2017.

On June 1, 2017, the Company consolidated (the "Consolidation") its assets and liabilities in Heska Imaging US, LLC and Heska Imaging International, LLC into Heska Imaging Global, LLC, which was re-named Heska Imaging, LLC ("Heska Imaging").

In 2015, Cuattro, LLC charged Heska Imaging US, LLC $9.0 million, primarily related to digital imaging products, for which there is an underlying supply contract with minimum purchase obligations, software and services as well as other operating expenses provided for under a license agreement and a supply agreement, respectively; Heska Corporation charged Heska Imaging US, LLC $4.9 million, primarily related to sales expenses; Heska Corporation net charged Cuattro, LLC $180 thousand, primarily related to facility usage and other services. In general, the entities above have charged one another the lower of cost or market in the absence of a formal contract.

Cuattro, LLC charged Heska Imaging US, LLC $3.6 million from January 1, 2016 through May 31, 2016 and charged Heska Imaging Global, LLC $10.9 million from June 1, 2016 through December 31, 2016, primarily related to digital imaging products, for which there is an underlying supply contract with minimum purchase obligations, software and services as well as other operating expenses provided for under a license agreement and a supply agreement, respectfully; Heska Corporation charged Heska Imaging US, LLC $5.3 million during 2016, primarily related to sales and other administrative expenses; and Heska Corporation net charged Cuattro, LLC $189 thousand during 2016, primarily related to facility usage and other services. In general, the entities above have charged one another the lower of cost or market in the absence of a formal contract.

Cuattro, LLC charged Heska Imaging $17.7 million during 2017 primarily related to digital imaging products, for which there is an underlying supply contract with minimum purchase obligations, software and services as well as other operating expenses provided for under a license agreement and a supply agreement, respectfully. Heska Corporation charged Heska Imaging US, LLC $2.9 million during the five months ended May 31, 2017, primarily related to sales expenses. Heska Corporation net charged Cuattro, LLC $111 thousand during 2017, primarily related to facility usage and other services. In general, the entities above have charged one another the lower of cost or market in the absence of a formal contract.

At December 31, 2017, Heska Imaging had accounts payable to Cuattro, LLC of $1.7 million and Heska Corporation had net accounts receivable from Cuattro, LLC of $1 thousand. All monies owed prior to the Consolidation accrued interest at the same interest rate Heska Corporation paid under its credit and security agreement with Wells Fargo Bank, National Association once past due.

Since January 1, 2013, the Company has not been a participant in any transaction with a related person other than described above and the indemnification agreements described below.

Indemnification agreements with officers and directors

Our Certificate of Incorporation and our Bylaws provide that we will indemnify each of our directors and Executive Officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and Executive Officers.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Compensation Objective and Philosophy
The Compensation Committee of Heska Corporation's Board of Directors (the "Committee") administers our executive compensation program and establishes the salaries of our Executive Officers. The ultimate objective of our executive compensation program is to attract, retain and reward executives who will enhance the value and profitability of Heska Corporation ("Heska" or the "Company") and increase stockholder value. The Committee strives to provide competitive compensation opportunities with the ultimate amount of compensation received tied significantly to short-term and long-term Company performance. Inherent in our approach is the philosophy that compensation can align behavior and actions with stockholder interests, attract and retain stronger executives and thus create value for stockholders over time. The Committee's goal in executive compensation is to design and administer programs that best serve these ends.
What is Heska's Executive Compensation Program Designed to Reward?
The Committee develops our executive compensation programs to reward Executive Officers for their contribution to Heska's financial performance and to recognize individual initiative, leadership, achievement and other contributions. We believe an effective compensation program will reward executives for working well collectively as well as for strong individual performance.

What are the Elements of Heska's Executive Compensation?

Our compensation program is designed to reward four interlocking aspects of executive performance:

•	Annual financial performance: rewarded primarily through the awards paid under the Management Incentive Plan ("MIP");

•	Individual contribution: rewarded primarily through the setting of base salary and annual MIP targets;

•	Long-term gains in stockholder value: rewarded primarily through the equity incentive program; and

•	Continued service to the Company; rewarded primarily through base salary, equity award requirements and vesting and competitive benefits levels.
Why Does Heska Choose to Pay Each Element of Executive Compensation?
Base salary. Base salaries are set on an annual or other periodic basis and designed to reflect competitive market salaries for each position. They are also used in determining the basis for bonus targets in our MIP discussed below.
Performance-based incentive compensation. This form of compensation is based on the achievement of predetermined financial, project, research or other designated objectives. This form of compensation is paid to reward near-term performance (i.e., no longer than the coming year) and encourage Executive Officers to optimize immediate opportunities. In recent years, an MIP has been offered to Executive Officers and other managers to provide a performance-based incentive.
Long-term equity compensation. This form of compensation is designed to encourage the achievement of superior financial results over an extended period of time and align the interests of stockholders and

Executive Officers. It is intended to ensure that Executive Officers make thoughtful decisions about the Company's future and long-term prospects.
Other benefits, compensation or arrangements. Other than broad-based programs open to all employees, such as participation in our 401(k) program and employee stock purchase plan, this category tends to be used rarely. All of our Executive Officers have employment agreements. An Executive Officer's extraordinary performance or participation in an unanticipated endeavor may occasionally trigger such an award in this category.

Determination of Compensation Elements

In reviewing the compensation of our Executive Officers, the Committee reviews the nature and scope of each Executive Officer's responsibilities as well as his or her effectiveness in that role and in supporting the Company's long-term goals. Heska's Board of Directors (the "Board") formally evaluates the Chief Executive Officer (our "CEO"). Our CEO communicates his view of the performance of other Executive Officers to the Committee and makes recommendations regarding salary, incentive-based performance compensation and long-term compensation grants for the Committee's consideration. The Company has a review system it uses to evaluate its employees, including Executive Officers, which the CEO may consider, potentially along with other information, such as third-party interviews of Company employees who interact with the Company's Executive Officers. In the past several years, the Officer responsible for Human Resources has compiled and/or presented data discussed below for the Committee's consideration of the different compensation elements.

The Committee has considered it appropriate, and in the best interests of Heska's stockholders, to endeavor to set our overall Executive Officer compensation near the mid-point of the range of companies in the comparison group it reviewed ("Comparable Companies"). The Committee also reviews the relative mix of compensation paid by Comparable Companies for use as a guideline. In compensation matters, the Committee reviews relevant information and makes a case-by-case determination relying on its collective judgment and experience.

The Committee engaged an outside compensation consultant (the "Consultant") in 2014, 2016 and 2017 regarding Executive Compensation matters. The Committee viewed the Consultant as an advisor only, and the Committee retained the discretion to implement or not implement the Consultant's suggestions. The Consultant did not advise the Committee regarding Executive Compensation matters in 2015 or 2018. Other than services related to Director Compensation in 2015 and 2017 and Executive Compensation in 2014, 2016 and 2017, the Consultant did not provide any other services to the Company in 2014, 2015, 2016, 2017 or 2018.
The Committee considers compensation data from companies in medical, biotechnology and general industry groups that have similar revenues, veterinary focus and/or are in a similar stage of development to Heska. In 2014, the Committee reviewed compensation data for the following companies as part of its review of Executive Compensation: Abaxis, Inc., Allos Therapeutics, Array Biopharma, Inc., Astex Pharmaceuticals, Cornerstone Therapeutics, Cumberland Pharmaceuticals, Inc., Depomed, DURECT Corporation, DUSA Pharmaceuticals, Lannett Company, Inc., Natural Alternatives International, Inc., NeoStem (subsequently renamed Caladrius Biosciences, Inc.), Pernix Therapeutics Holdings Inc., POZEN, Inc., Progenics Pharmaceuticals, Quidel Corporation, XOMA Corporation and Zogenix, Inc. The Committee also reviewed summary compensation data based on company size for each year. In 2015 and 2016, the Committee reviewed compensation data for the following companies as part of its review of Executive Compensation: Abaxis, Inc., Aratana Therapeutics, Inc., Array Biopharma Inc., Axogen, Inc., Caladrius Biosciences, Inc., Cumberland Pharmaceuticals Inc., Cutera, Inc., DepoMed, Inc., Derma Sciences, Inc., DURECT Corporation,

Enzo Biochem, Inc., Harvard Bioscience, Inc., Lannett Company, Inc., Natural Alternatives International, Inc., Pernix Therapeutic Holdings, Inc., POZEN Inc., Progenics Pharmaceuticals, Inc., Psychemedics Corporation, Quidel Corporation, Retractable Technologies, Inc., Synergetics USA, Inc., Tearlab Corp., Unilife Corporation, XOMA Corporation and Zogenix, Inc. In 2017, the Committee received advice from the Consultant regarding the group of companies to review in relation to Executive Compensation and reviewed compensation data for the following companies as part of its review of Executive Compensation: Abaxis, Inc., ANI Pharmaceuticals, Inc., Anika Therapeutics, Inc., Array BioPharma Inc., Atrion Corporation, Endologix, Inc., Enzo Biochem, Inc., Landauer, Inc., Meridian Bioscience, Inc., Natera, Inc., National Research Corporation, OraSure Technologies, Inc., Osiris Therapeutics, Inc., Progenics Pharmaceuticals, Inc., Quidel Corporation, Spectrum Pharmaceuticals, Inc., STAAR Surgical Company, Tactile Systems Technoogy, Inc., Teligent, Inc. and Veracyte, Inc. as well as aggregate data from a Radford Life Sciences Custom Report created with data from the following companies: Abaxis, Inc., Aduro Biotech, Inc., Anika Therapeutics, Inc., Array BioPharma Inc., Coherus Biosciences, Inc., CryoLife, Inc., Enanta Pharmaceuticals, Inc., FibroGen, Inc., Intersect ENT, Inc., Mannkind Corporation, Meridian Bioscience, Inc., Merrimack Pharmaceuticals, Inc., Momenta Pharmaceuticals, Inc., Nanostring Technologies, Inc., Natera, Inc., OraSure Technologies, Inc., Progenics Pharmaceuticals, Inc., PTC Therapeutics, Inc., Quidel Corporation, Repligen Corporation, Retrophin, Inc., SciClone Pharmaceuticals, Inc., STAAR Surgical Company, Surmodics, Inc., Supernus Pharmaceuticals, Inc., Veracyte, Inc. and Xencor, Inc. In 2014, 2015, 2016 and 2017, the Committee also reviewed Radford Life Sciences Executive Survey data and Mountain States Employees Council Survey data.
Base Salary. The Committee reviews each Executive Officer's base salary annually. When reviewing base salaries, the Committee considers compensation data from companies in medical, biotechnology and general industry groups that have similar revenues, veterinary focus and/or are in a similar stage of development to Heska. Consideration is also given to prior performance, relevant experience, level of responsibility and skills, and abilities of each Executive Officer. Similar positions are grouped to ensure both internal equity and external equity. The Committee reviews relevant information and makes a case-by-case determination relying on its collective judgment and experience.

In September 2013, the Committee considered and approved management's proposal that executive officers receive no increase in base salary for 2014 with exceptions to be considered by the Committee on an as necessary basis.
In March 2014, Mr. Wilson became our Chief Executive Officer and President at an annual salary of $275,000 and the Company entered into a new employment agreement with Mr. Wilson (the "Wilson Agreement"). See "March 2014 Wilson Employment Agreement" and "Transition of Chief Executive Officer Role" below for more detail.
In February 2015, the Committee considered the Executive Officer performance, current responsibilities, market compensation data and Mr. Wilson's input and increased Mr. Napolitano's annual salary to $310,000, Dr. McGinley's annual salary to $310,000, and Mr. Eyl's annual salary to $262,500.
Following approval by the Committee in September 2015, who reviewed proposed responsibilities and market compensation data, Mr. Napolitano's annual salary was increased to $350,000 concurrent with his being named the Company's Chief Operating Officer effective October 1, 2015.
In October 2015, Mr. McMahon joined the Company as Vice President, Financial Operations and Controller at an annual salary of $230,000 pursuant to a previously approved employment agreement.
In September 2016, the Committee reviewed Executive Officer performance, responsibilities, and market compensation data with Mr. Wilson and, effective October 1, 2016, and increased Mr. Eyl’s annual salary to $300,000. In addition, Mr. McMahon’s salary was increased to $275,000 effective October 1, 2016 in conjunction with his being named Vice President, Chief Financial Officer of the Company.
In December 2017, Ms. Grassman was appointed as the Company's Vice President, Chief Accounting Officer and Controller at an annual salary of $210,000.
In December 2017, based in part on Mr. Wilson’s strong performance as Chief Executive Officer and President of the Company, the Committee authorized and approved an increased annual salary for Mr. Wilson to $600,000.

Performance-Based Incentive Compensation. The Company first adopted an MIP in 1999 to provide incentives to our Executive Officers, other managers and key employees to meet and exceed certain predetermined annual goals. Target annual incentives and specific performance criteria are established each year by the Committee, with the actual payout based on the extent to which the specified performance criteria are met. We believe this approach provides a strong incentive for our management to achieve the stated annual goals. In May 2014, our stockholders approved the Amended and Restated Management Incentive Plan Master Document (the "Master Document"). A goal of the Master Document is self-funding status for the MIP in any given year. A given year's MIP can be implemented by the Committee agreeing on four parameters: 1) the Category Percentages - the percent of salary, based on job category, that determines an individual's targeted bonus compensation, 2) the Plan Allocation - a guideline in determining the MIP Payout to an individual, such as the relative weighting of companywide and individual performance, 3) the Key Parameters on which the MIP Payouts are to be based and 4) the Payout Structure by which MIP funding is accrued. Typically there has been a cap on the MIP of approximately at least 150% of target payout to all employees, although this was not required in any given year and the cap for 2015, 2016 and 2017 was 200% of target payout for each MIP Participant. Each individual has a MIP Payout "target" and this is intended as a guideline. Our CEO will generally make recommendations to the Committee regarding MIP Payouts to other MIP Plan participants; all awards under the MIP Plan are at the discretion of the Committee. All Executive Officers are eligible to participate in our 2018 MIP. We do not believe our compensation policy for our Executive Officers, our sales force or our other employees are reasonably likely to have a material adverse effect on our Company. We generally pay our sales force commissions based on sales volume and other targets, which we believe is typical in our industry.

In March 2015, the Committee agreed to adopt the 2015 MIP with the following parameters:

Parameter	Result
Category Percentages	Executive Officers – 40%
Plan Allocation	50% Company Performance/50% Individual Performance
Key Parameters	Pre-MIP Operating Income ("PMOI") and Revenue
Payout Structure
Funding starts at $4.0 million of PMOI and $90 million in Revenue
Target funding of $1.1 million at $9.083 million of PMOI and $104.742 million of Revenue (21.6% share of PMOI above initial threshold)
Interpolated between various levels above and below target funding, subject to Post-MIP Operating Income interpolation
Total MIP Payouts Capped at $1.65 million
Maximum MIP Payout of 200% of Incentive Target for a given participant
Executive Officers may elect to receive up to 50% of MIP Payout in Restricted Stock

Mr. Wilson was ineligible to participate in the 2015 MIP due to his employment agreement. Participating Executive Officers were given the option to elect to receive up to 50% of MIP Payouts in Common Stock in lieu of cash under the 2015 MIP (the percentage chosen by a given participating Executive Officer in a given MIP year to be referred to as the "Chosen Percentage" in such MIP year for such Executive Officer) and such Executive Officers were given a corresponding performance-based restricted stock grant related to the Company's Management Incentive Plan (each, an "MIP Grant" and a "20XX MIP Grant" when referring specifically to a given year's MIP, so an MIP Grant issued in relation to the 2015 MIP would be referred to as a "2015 MIP Grant"). Up to 100% of each 2015 MIP Grant was to vest at the time payments were made under the 2015 MIP. The number of shares vesting under a given 2015 MIP Grant was to be determined by multiplying the Chosen Percentage by the holder's MIP Payout, dividing the result by the stock price at the time of the 2015 MIP Grant and rounding to the nearest whole share, with any shares underlying the 2015 MIP Grant that do not vest at this time being forfeited. The balance of the MIP Payout for the individual in the previous sentence is to be in cash after deducting the value of the vested portion of the 2015 MIP Grant as calculated in the previous sentence. For example, if a participating Executive Officer had a Chosen Percentage of 45% and the stock price at the time of the MIP Grant was $22.50 and subsequently was awarded an MIP Payout of $100,000, he or she would vest up to 2,000 shares of the affiliated MIP Grant (45% times $100,000 divided by $22.50), and assuming the affiliated MIP Grant was 2,000 shares he or she would receive $55,000 in cash ($100,000 minus 2,000 shares times $22.50). In the table named "Grants of Plan-Based Awards" below, we list potential cash payouts under the 2015 MIP to the Named Executive Officers, under "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" and 2015 MIP Grants that had the potential to vest under "Estimated Future Payouts Under Equity Incentive Plan Awards". These amounts are adjusted for the Chosen Percentages for each Named Executive Officer. Under the 2015 MIP, Chosen Percentages were 45%, 35%, and 50% for Mr. Napolitano, Dr. McGinley, and Mr. Eyl, respectively. All "Threshold" MIP Payouts assume a zero MIP Payout due to performance at a baseline level. All "Target" MIP Payouts are as defined above. All "Maximum" MIP Payouts is listed at the maximum of 200% of Incentive Target for a given participant.

At a Committee meeting in March 2016, the Committee reviewed the Company's financial performance, which translated to approximately 109% of 2015 MIP Goal and discussed Mr. Wilson's recommendations regarding MIP Payouts with Mr. Wilson. The cash MIP Payouts to MIP-eligible Named Executive Officers are listed in the "Non-Equity Incentive Plan Compensation" in the "Summary Compensation Table" below for Mr. Napolitano, Dr. McGinley, and Mr. Eyl and Mr. McMahon. 2,868 shares from Mr. Napolitano's 2015 MIP Grant were vested, 1,004 of which were withheld for tax. 2,033 shares from Dr. McGinley's 2015 MIP Grant were vested, 757 of which were withheld for tax. 2,539 shares from Mr. Eyl's 2015 MIP Grant were vested, 929 of which were withheld for tax. The vested value of the 2015 MIP Grants as calculated above is included in "Stock Compensation" in the "Summary Compensation Table" below for Mr. Napolitano, Dr. McGinley, and Mr. Eyl.

In March 2016, after reviewing and discussing with Management the Company's 2015 financial results and 2016 budget, the Committee agreed to adopt the 2016 MIP with the following parameters:

Parameter	Result
Category Percentages	Executive Vice President-level: 40% Other Officers: 35%
Plan Allocation	50% Company Performance/50% Individual Performance
Key Parameters	Pre-MIP Target Income ("PMTI"), which is Pre-MIP Operating Income excluding certain specified items, and Revenue
Payout Structure
Funding starts at $9.8 million of PMTI and $106 million in Revenue
Target funding of $1.3 million at $11.5 million of PMTI and $115 million of Revenue (76.5% share of PMTI above initial threshold)
Interpolated between various levels above and below target funding, subject to PMTI interpolation
Total MIP Payouts Capped at $1.95 million
Maximum MIP Payout of 200% of Incentive Target for a given participant
Executive Vice President-level participants may elect to receive up to 50% of MIP Payout in Restricted Stock, subject to a 2,500 share maximum

In March 2016, each of Mr. Napolitano, Dr. McGinley, and Mr. Eyl received a 2016 MIP Grant of 2,500 shares. Under the 2016 MIP, Chosen Percentages were 45%, 50%, and 50% for Mr. Napolitano, Dr. McGinley, and Mr. Eyl, respectively.

At a Committee meeting in February 2017, the Committee reviewed the Company's financial performance, which translated to the maximum Incentive Pool under the 2016 MIP and discussed Mr. Wilson's recommendations regarding total MIP Payouts with Mr. Wilson. The cash MIP Payouts to MIP-eligible Named Executive Officers are listed in the "Non-Equity Incentive Plan Compensation" in the "Summary Compensation Table" below for Mr. Napolitano, Dr. McGinley, Mr. Eyl, and Mr. McMahon. 2,500 shares from Mr. Napolitano's 2016 MIP Grant were vested, 2,452 shares from Dr. McGinley's 2016 MIP Grant were vested, 778 of which were withheld for tax. 2,500 shares from Mr. Eyl's 2016 MIP Grant were vested, 797 of which were withheld for tax. The vested value of the 2016 MIP Grants as calculated above is included in "Stock Compensation" in the "Summary Compensation Table" below for Mr. Napolitano, Dr. McGinley, and Mr. Eyl.

In May 2017, after reviewing and discussing with Management the Company's 2016 financial results and 2017 budget, the Committee agreed to adopt the 2017 MIP with the following parameters:

Parameter	Result
Category Percentages	Executive Officers: 40%
Plan Allocation	50% Company Performance/50% Individual Performance
Key Parameters	Pre-MIP Target Income ("PMTI"), which is Pre-MIP Operating Income excluding certain specified items, and Revenue
Payout Structure
Funding starts at $18.6 million of PMTI and $131 million in Revenue
Target funding of $1.43 million at $20.1 million of PMTI and $141.8 million of Revenue (93.3% share of PMTI above initial threshold)
Interpolated between various levels above and below target funding, subject to PMTI interpolation
Total MIP Payouts Capped at $2.10 million
Maximum MIP Payout of 200% of Incentive Target for a given participant
Executive Officer participants may elect to receive up to 50% of MIP Payout in Restricted Stock, subject to a 3,000 share maximum

In June 2017, each of Mr. Napolitano, Mr. Eyl and Mr. McMahon received a 2017 MIP Grant of 1,180, 1,264 and 927, respectively. Under the 2017 MIP, Chosen Percentages were 40%, 50% and 40% for Mr. Napolitano, Mr. Eyl, and Mr. McMahon, respectively.

At a Committee meeting in February 2018, the Committee reviewed the Company’s financial performance for 2017 and determined that the Company’s financial performance did not meet the minimum threshold for MIP Payouts under the 2017 MIP. Accordingly, no MIP Payouts were made and all MIP Grant shares were forfeited.

During 2017, the Committee discussed the concept of lowering the MIP Category Percentages for Executive Officers in future MIPs as part of an overall compensation approach which would emphasize large equity grants to a greater degree than in the past.

Long-Term Equity Compensation. Historically, we have used stock options to provide long-term equity compensation to our Executive Officers. The Committee is responsible for determining the number and terms of options, or other forms of long-term equity compensation, to be granted to Executive Officers, taking into account such factors as individual and Company performance, policies regarding cash compensation and practices of Comparable Companies. Options granted to Executive Officers have exercise prices equal to fair market value (closing price) at the time of grant and expire within ten years from the time of grant. Any vesting ceases and the vested portion of options must be exercised within a certain period should an Executive Officer leave Heska's service (subject to any rights to partial acceleration of vesting upon termination without cause under employment agreements). Accordingly, option grants will provide a return to an Executive Officer only if said Executive Officer continues to work for the benefit of the Company and only if Heska's market price per share appreciates over the option term. We believe that these provisions help both to retain qualified employees and to motivate them to achieve long-term increases in stock value, providing continuing benefits to the Company and its stockholders beyond those in the year of grant. Stock options grants generally have had 4-year monthly vesting when granted, although this practice could change in the future. In addition to the MIP Grants under the Company’s 2015 MIP, 2016 MIP and 2017 MIP discussed above, the Committee issued performance-based restricted stock in 2014, 2015 and 2018, as discussed below. It is possible the Committee may use some or all of performance-based restricted stock, time-based restricted stock, stock options or some other form of long-term equity compensation in the future.

In March 2014, Mr. Wilson was awarded restricted stock awards under the Wilson Agreement. In May 2014, Mr. Wilson was awarded a further restricted stock award under the Wilson Agreement following approval of the Company's stockholders. See "March 2014 Wilson Employment Agreement" below for more detail.

In March 2015, following a discussion with Mr. Wilson at its February 2015 meeting regarding Mr. Wilson's preferred approach to the compensation of management and key individuals, the Committee approved performance-based restricted stock grants (the "Performance Grants") to certain Executive Officers. The Performance Grants are to cliff vest three years following issuance, subject to the Company achieving $7 million in Operating Cash Flow, as defined in the underlying restricted stock grant agreement, in at least one of 2015, 2016 or 2017. The Company met the Operating Cash Flow requirement based on its 2015 financial results. The Company generally targeted Performance Grants to the Executive Officer's annual salary. Mr. Napolitano and Dr. McGinley each received 12,863 shares in Performance Grants, and Mr. Eyl received 5,446 shares in Performance Grants.

On September 2015, Mr. Napolitano was awarded an option grant in conjunction with his being named Chief Operating Officer effective October 1, 2015. In October 2015, Mr. McMahon was awarded an option grant in conjunction with his joining the Company as Vice President, Financial Operations and Controller. In December 2015, the Committee awarded option grants which were generally at the same level as in 2014 with the exception of Mr. Napolitano, who received a larger amount for his acknowledged expanded role and Mr. Eyl, who received a larger amount based on performance. In December 2016, the Committee discussed long-term compensation for Executive Officers and other key Company managers with Mr. Wilson and awarded option grants for Executive Officers, including Mr. Napolitano, Mr. Eyl, Dr. McGinley and Mr. McMahon.

Throughout 2017, the Committee discussed the concept of moving away from its historical policy of annual long-term compensation grants to an approach entailing less frequent, but larger grants of long-term compensation awards to the Company’s Executive Officers.

In December 2017, based in part on Mr. Wilson’s strong performance as the Company’s Chief Executive Officer and President, Mr. Wilson was issued a performance-based restricted stock grant of 45,000 shares. 16,875 of the performance-based restricted shares are subject to possible market price vesting through December 1, 2024 as follows: 5,625 of such shares shall vest each time the Company’s stock price per share first averages over a 20 trading day period $110 per share, $125 per share and $150 per share. If any of such vesting events is achieved prior to the first anniversary of the grant date, then such vesting event will be deemed to be the first anniversary of the grant date. 28,125 of the performance-based restricted shares are subject to possible vesting in three installments of 9,375 shares each if the Company achieves targeted operating income results of $25 million, $30 million and $35 million through the Company’s fiscal years ending December 31, 2024, with vesting to occur no earlier than the later of (i) three years following the achievement of such target or (ii) the date occurring in calendar year 2022 that the Company's independent registered public accountants issue their financial report on the Company's financial statements for the preceding fiscal year. Any of the shares that vest are subject to forfeiture generally if within 3 years thereafter the Company issues a restatement of its audited financial statements. The restricted shares may also vest in connection with a change in control of the company, upon the occurrence of Mr. Wilson’s death or defined disability, or termination of employment by the Company without cause or by Mr. Wilson for good reason.

In March 2018 the Committee authorized the issuance of (i) 9,165, 9,165, and 3,849 restricted common shares (the "Revenue-based Shares") to Mr. Napolitano, Mr. Eyl and Ms. Grassman, respectively, in four approximately equal tranches for each individual with vesting tied to minimum service conditions described below and the achievement of four respective annual revenue targets increasing in $30 million increments from $170 million to $260 million, (ii) 7,813, 7,813, and 3,280 restricted common shares (the "Income-based Shares") to Mr. Napolitano, Mr. Eyl and Ms. Grassman, respectively, in three approximately equal tranches for each individual with vesting tied to the achievement of three respective annual operating income targets increasing in $5 million increments from $25 million to $35 million, (iii) 12,000, 3,334, 3,334, and 1,401 restricted common shares (the "S&P-based Shares") to Mr. Wilson, Mr. Napolitano, Mr. Eyl and Ms. Grassman, respectively, with vesting tied to the Company's common stock closing price outperforming the S&P 500 Index over either a two or four year time period, and (iv) 4,688, 4,688, and 1,970 restricted common shares (the "Stock Price-based Shares") to Mr. Napolitano, Mr. Eyl and Ms. Grassman, respectively, in three approximately equal tranches for each individual with vesting tied to minimum service conditions described below and the achievement of three respective 20-day average closing common stock price levels with increases of approximately 25%, 45% and 75% as compared to the Company’s stock price level at the time of grant. Approximately 75% of the Revenue-based Shares have a minimum service condition through the date in each fiscal year that the Company's independent registered public accountants issue their financial report on the Company's financial statements for the preceding fiscal year (the "Reporting Date") in 2022 and approximately 25% of the Revenue-based Shares have a minimum service condition through the Reporting Date in 2021. Approximately one-third of the Stock Price-based Shares have a minimum service condition through March 7, 2020, March 7, 2021 and March 7, 2022, respectively. S&P-based Shares are to be forfeited if not achieved at the end of the specified time period, Revenue-based Shares and Income-based Shares are to be forfeited if the corresponding performance condition is not met by the Reporting Date in 2025 and Stock Price-based Shares are to be forfeited if the corresponding stock price is not achieved by March 31, 2025. The Committee also authorized the issuance of stock option with 30,000, 20,000, 20,000 and 10,000 underlying shares to Mr. Wilson, Mr. Napolitano, Mr. Eyl and Ms. Grassman. The stock options are to vest in three approximately equal annual tranches, and were issued with an exercise price per share of $69.77. Mr. Eyl’s grant was subject to his agreeing to an amendment to his employment agreement discussed below. The shares of common stock subject to the foregoing awards are also subject to a possible three year claw back by the Company after vesting in the event of a financial statement restatement, and the awards are subject to accelerated vesting in the event of a termination without cause or a resignation for good reason or in the event of a change in control of the company, in each case as described in the restricted stock grant agreement and option award agreement.

Other Benefits, Compensation or Arrangements

"All Other Compensation" in the "Summary Compensation Table" below represent matching funds received by each of our Named Executive Officers under our 401(k) plan, which is open to all employees, as well as life insurance and short-term and long-term disability premiums. We have historically provided a 25% match of 401(k) contribution limits (up to a certain maximum).

All of our Named Executive Officers had employment contracts in 2015, 2016 and 2017, except Ms. Grassman who joined the Company in January 2017, became an Executive Officer in December 2017 and was offered an employment agreement in March 2018. These employment agreements entitle Named Executive Officers to payments based on salary, continuing medical benefits for a given period and immediate vesting of unvested options in noted circumstances. Payments based on salary are typically paid monthly. The Committee believes these are common, in line with the experience of the Committee for executives at other companies and are intended to provide Executive Officers with additional resources to seek a comparable job, which is unlikely to be a rapid process given the level of employment, in these certain circumstances, such as an acquisition. These employment contracts are intended to provide the Named Executive Officers with protections appropriate for, and in line with, those received by comparable executives at companies similar to Heska. Periodically, we review these agreements versus market benchmarks. Such a review was conducted in September 2016.

On March 7, 2018, the Committee agreed to an amendment to the employment agreement of Steven M. Eyl, the Company's Executive Vice President, Global Sales and Marketing, as a condition to his receiving the previously discussed March 2018 equity grants, to eliminate his contractual right to participate each year in the MIP, or other bonus programs established by the Committee, at an agreed target percentage of not less than 35% of his then effective base salary. To the extent that Mr. Eyl participates in any such bonus program in future periods, his target percentage of base salary shall be determined in the discretion of the Committee. No other changes were to be made to Mr. Eyl's employment agreement, which otherwise remains in full force and effect.

Also on March 7, 2018, the Company agreed to offer an employment agreement to Catherine Grassman, the Company's Vice President, Chief Accounting Officer and Controller, and the Company's principal financial and accounting officer for Securities and Exchange Commission (the "Commission") reporting purposes. Under the employment agreement, Ms. Grassman's initial employment term is thirty-six months from the effective date, with automatic one year extensions after the original expiration date in the absence of notice to the contrary at least 120 days prior to expiration. Ms. Grassman is to continue to serve as the Company's Vice President, Chief Accounting Officer and Controller at an annual base salary of $210,000, and she is eligible to participate in the Company's MIP. Ms. Grassman is to devote all of her full attention, skills, time and business efforts to the Company. Under the agreement, she is also eligible to participate in the benefits offered to other executives of the Company. Should Ms. Grassman resign for good reason or be terminated without cause (other than in connection with a change of control) or be terminated due to Ms. Grassman's death or disability, she is to be entitled to a payment of an amount equal to 6 months of base salary. Should Ms. Grassman resign for good reason or be terminated without cause in connection with a change of control of the Company, she is to be entitled to a payment of an amount equal to 12 months of base salary. The agreement also provides for a 12 month noncompetition and a 24 month non-solicitation period following termination of employment.

Transition of Chief Executive Officer Role

Our Board of Directors has expressed a high degree of interest in focusing the Company on growth opportunities for several years. Cognizant of this and following discussions with Mr. Wilson, Robert B. Grieve, Ph.D., the Company’s Chairman and Chief Executive Officer from May 2000 to March 2014, raised the possibility with other Board members in November 2013 of Mr. Wilson becoming Chief Executive Officer, with Dr. Grieve acting in an Executive Chairman role for a transition period. Dr. Grieve noted the very positive commercial impact Mr. Wilson had made on the Company in less than a year as President and Chief Operating Officer, as well as Mr. Wilson's experience in generating strong growth at his prior company, Sound Technologies, Inc. Following discussions and diligence by the Committee as well as individual Board members, the Board discussed this notion in depth at an in-person Board meeting on February 19, 2014 and decided to proceed. On February 19, 2014, the Committee met and unanimously agreed to offer Mr. Wilson a new employment agreement with certain economic terms. The Committee authorized Mr. Gordon to negotiate with Mr. Wilson to finalize this agreement. Mr. Gordon was ultimately able to obtain agreement with Mr. Wilson, which was approved by the Committee in a telephonic meeting on March 25, 2014. Mr. Wilson and William A. Aylesworth, the Company’s Lead Director from May 2010 to May 2014, signed the resulting agreement one day later, on March 26, 2014.

March 2014 Wilson Employment Agreement

The Committee hired the Consultant to advise on Mr. Wilson's compensation as Chief Executive Officer and President. Mr. Wilson expressed a strong preference for upfront restricted stock grants in lieu of other forms of compensation. The Consultant advised a majority of such compensation be subject to vesting based on performance. Members of the Board and the Committee ultimately felt that this would best align Mr. Wilson's interest with stockholder interest.

Mr. Wilson agreed to an employment agreement with the following components on March 26, 2014. The term of Mr. Wilson's employment agreement is to expire on March 26, 2018. Beginning immediately following the filing of the Company's 10-K, which occurred on March 31, 2014, Mr. Wilson began to serve as Chief Executive Officer and President of the Company for an annual base salary of $275,000. Our Board agreed to nominate Mr. Wilson for election to a three-year term as director at the 2014 Annual Meeting as well as for future election when Mr. Wilson's then existing term is set to expire. Mr. Wilson was eligible to participate in the Company's 2014 MIP based on service from January 1, 2014 to March 31, 2014 at a Category Percentage of 35% but not for service after becoming Chief Executive Officer, which translated to a Category Percentage of less than 9% for full year 2014. Pursuant to the employment agreement, the Company granted Mr. Wilson 110,000 shares of restricted stock (the "Time Grant") which were to vest as follows, subject to the terms and conditions of the related award agreement: (i) 27,500 shares on the six month anniversary of the employment agreement on September 26, 2014 and (ii) 27,500 shares on each of March 26, 2015, March 26, 2016 and March 26, 2017. Other than in special circumstances, Mr. Wilson is not to receive periodic equity grants normally made to executives of the Company.

In addition, the Company's stockholders approved a 130,000 share restricted stock grant to Mr. Wilson (the "Contract Grant") at our 2014 Annual Meeting. The Contract Grant, subject to the terms and conditions of the related award agreement was to vest in ten (10) performance-based tranches - five of which were to be based on the market price of the Company's Common Stock reaching targeted thresholds based on a 90 trading day trailing average and five of which were to be based on Adjusted EBITDA, as defined in the employment agreement, reaching certain targeted thresholds. Based on 2014 performance, Mr. Wilson vested all five tranches based on Adjusted EBITDA and one of five tranches based on the market price of the

Company's Common Stock. The remaining four tranches based on the market price of the Company's Common Stock vested during 2015.

The issuance of shares to Mr. Wilson under the Wilson Agreement is the reason the "Stock Awards" column of the "Summary Compensation Table" below shows a zero value in 2015 and 2016. The expensing of shares issued to Mr. Wilson under the Wilson Agreement is responsible for the annual decrease in "Stock Awards" column of the "Historical Compensation Table" below; the "Stock Awards" expense decreased in 2017 as compared to 2016 and 2016 as compared to 2015 as recognition related to fewer underlying award shares vested.

March 2018 Wilson Employment Agreement

On March 7, 2018 the Company agreed to a new employment agreement with Mr. Wilson, the Company's Chief Executive Officer and President, which superseded and terminated Mr. Wilson's existing employment agreement that was set to expire by its terms on March 26, 2018. Under the new employment agreement, Mr. Wilson's employment term is to expire on December 31, 2021, he is to continue to serve as the Company's Chief Executive Officer and President at an annual base salary of $600,000, and the Board has agreed during the term of the agreement to nominate Mr. Wilson for election to the Board at each stockholder meeting when Mr. Wilson is up for election, which next such election is expected in 2020. Mr. Wilson remains eligible to participate in the Company's MIP, or such other bonus programs as established by the Committee, at a target bonus of 20% of his base salary then in effect. Pursuant to the agreement, the Company granted to Mr. Wilson the 12,000 S&P-based Shares and the stock option to purchase 30,000 shares of common stock discussed above and also agreed that at its 2018 annual meeting of stockholders, the Company is to propose for approval by its stockholders an additional 250,000 shares of the Company's common stock to be authorized for issuance under the Amended and Restated 1997 Stock Incentive Plan (the "Share Increase"). If the Share Increase is approved, the Company is to grant to Mr. Wilson 33,000 Revenue-based Shares (the "Conditional Grant"), which shares shall vest in tranches of 8,250 shares and are subject to the other terms and conditions of the Revenue-based Shares as described above. If the Share Increase is not approved at the 2018 annual meeting of stockholders, the Company is to propose for approval by its stockholders additional shares of Company common stock to be authorized for issuance under the Plan sufficient to provide for the Conditional Grant at each subsequent annual meeting of stockholders through 2024. Mr. Wilson is to devote all of his business efforts and time as well as other such attention, skills, time and business efforts to the Company as are necessary to responsibly act as Chief Executive Officer and President; provided, however, that Mr. Wilson may perform part-time management activities for Cuattro, LLC, Cuattro Software, LLC, and Cuattro Medical, LLC, as long as such services do not adversely affect Mr. Wilson's obligations to the Company. Under the agreement, Mr. Wilson is also eligible to participate in the benefit programs, such as the Company's 401(k) plan, generally available to the Company's executive officers. Should Mr. Wilson resign for good reason or be terminated without cause (other than in connection with a change of control) or be terminated due to Mr. Wilson's death or disability, (i) he is to be entitled to a payment of an amount equal to 12 months of base salary, and (ii) all vesting of outstanding equity awards will terminate immediately, provided that if his employment is terminated (A) at least one year following a grant date due to death or disability, any remaining unvested equity awards will vest, and (B) if within one year after any such termination without cause or for good reason the Company achieves one or more of the performance criteria for vesting, then any equity awards that would otherwise have vested by virtue of the achievement shall be deemed to vest on the applicable vesting date as if such employment had not terminated. Should Mr. Wilson resign for good reason or be terminated without cause in connection with a change of control of the Company, he is to be entitled to (i) a payment of an amount equal to 12 months of base salary, and (ii) the vesting of all then unvested equity awards. As described above, the shares of common stock subject to the equity awards issued pursuant to the employment agreement are also subject to a possible three year claw back by the Company after vesting in the event of a financial statement restatement. The agreement also provides for a 12 month noncompetition and non-solicitation period following termination of employment.

Compensation Tax Deductibility

The Committee is also sensitive to, and tries to optimize, tax implications. It is our policy generally to qualify compensation paid to Executive Officers for deductibility under Section 162(m) of the Code when possible. The Master Document was designed to qualify compensation paid to Executive Officers for deductibility under Section 162(m) of the Code based on the laws in place at the time of its adoption. However, the Committee reserves the discretion to pay compensation to its Executive Officers that may not be tax deductible.

In summary, as Heska Corporation continues to evolve, Heska's Executive Compensation is evolving. The Committee endeavors to find the proper level and balance of base salary, performance-based incentive compensation, long-term equity incentive compensation and other forms of compensation.

Historical and Summary Compensation Tables

The following table sets forth compensation for services rendered in all capacities to us during 2015, 2016 and 2017 by Kevin S. Wilson, who served as our Chief Executive Officer throughout 2017, Catherine I. Grassman, who served as our Chief Accounting Officer since December 1, 2017 and our three other most highly compensated Executive Officers for the fiscal year ended December 31, 2017 (the "Listed Executive Officers"). The following table represents compensation recognized for financial reporting purposes for each of the Listed Executive Officers in a given year. The "Stock Awards" column lists the cost of restricted stock granted to each of the Listed Executive Officers recognized for financial reporting purposes. The "Option Awards" column lists the cost of options granted to each of the Listed Executive Officers recognized for financial reporting purposes. In general, restricted stock and stock options are valued at the time of grant with the corresponding cost amortized ratably over the corresponding option vesting period.
Historical Compensation Table

Name and Principal Position		Salary ($) (1)	Bonus ($)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (6)	Total ($)
Kevin S. Wilson Chief Executive Officer and President	2017 2016 2015	302,083 275,000 275,000	— — —	153,398 240,625 489,075	14,661 23,702 23,637	— — —	— — —	7,555 7,805 7,805	477,697 547,132 795,517
Jason A. Napolitano (7) Chief Operating Officer, Chief Strategist and Secretary	2017 2016 2015	350,000 350,000 316,775	— — —	103,333 187,433 142,313	195,518 121,193 59,825	— 165,900 84,501	— — —	7,896 7,896 7,646	656,747 832,422 611,059
Steven M. Eyl (8) Executive Vice President, Global Sales and Marketing	2017 2016 2015	300,000 271,875 261,458	— — —	43,749 127,849 92,179	169,120 75,178 32,181	— 133,400 61,168	— — —	9,488 9,613 7,980	522,358 617,916 454,967
Michael J. McGinley, Ph.D. (9) President, Biologicals & Pharmaceuticals	2017 2016 2015	310,000 310,000 309,175	— — —	103,333 185,818 122,189	141,012 90,535 58,033	— 82,515 90,963	— — —	8,601 8,945 8,897	562,945 677,813 589,258
Catherine I. Grassman (10) Vice President, Chief Accounting Officer and Controller	2017	172,216	—	—	—	—	—	3,727	175,943

The following table sets forth compensation for services rendered in all capacities to us during 2015, 2016 and 2017 by Kevin S. Wilson, who served as our Chief Executive Officer throughout 2017, John McMahon, who served as our Chief Financial Officer from September 28, 2016 until November 30, 2017, Catherine I. Grassman, who served as our Chief Accounting Officer since December 1, 2017 and our three other most highly compensated Executive Officers for the fiscal year ended December 31, 2017 (the "Named Executive Officers"). The following table sets forth compensation for services rendered in all capacities to us during 2015, 2016 and 2017 by the Named Executive Officers for the fiscal year ended December 31, 2017. The following table contains the same information as above with the exception of the columns entitled "Stock Awards" and "Option Awards." "Stock Awards" in the following table represent the grant day value for all stock grants for a given individual in a given year rather than the cost of stock grants for such individual recognized in such year for financial reporting purposes. "Option Awards" in the following table represent the grant date option value for all stock options granted to a given individual in a given year rather than the cost of stock option grants for such individual recognized in such year for financial reporting purposes.

Summary Compensation Table

Name and Principal Position		Salary ($) (1)	Bonus ($)	Stock Awards ($)(3)(4)	Option Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (6)	Total ($)
Kevin S. Wilson Chief Executive Officer and President	2017 2016 2015	302,083 275,000 275,000	— — —	3,658,838 — —	— — —	— — —	— — —	7,555 7,805 7,805	3,968,476 282,805 282,805
Jason A. Napolitano (7) Chief Operating Officer, Chief Strategist and Secretary	2017 2016 2015	350,000 350,000 316,775	— — —	— 84,100 379,117	— 397,923 279,284	— 165,900 84,501	— — —	7,896 7,896 7,646	357,896 1,005,819 1,067,323
Steven M. Eyl (8) Executive Vice President, Global Sales and Marketing	2017 2016 2015	300,000 271,875 261,458	— — —	— 84,100 192,439	— 397,923 170,041	— 133,400 61,168	— — —	9,488 9,613 7,980	309,488 896,911 693,086
Michael J. McGinley, Ph.D. (9) President, Biologicals & Pharmaceuticals	2017 2016 2015	310,000 310,000 309,175	— — —	— 82,485 358,994	— 302,421 170,041	— 82,515 90,963	— — —	8,601 8,945 8,897	318,600 786,366 938,070
Catherine I. Grassman (10) Vice President, Chief Accounting Officer and Controller	2017	172,216	—	—	—	—	—	3,727	175,943
John McMahon (11) Former Vice President, Chief Financial Officer	2017 2016 2015	252,083 241,250 49,834	— — —	— — —	— 302,421 102,008	— 162,500 16,771	— — —	147,036 2,827 1,161	500,157 708,999 169,773

(1)	Salary includes amounts, if any, deferred pursuant to 401(k) arrangements.
(2)	Represents cost recognized in each year for financial reporting purposes.
(3)
Grant date fair value of option awards and stock awards with market conditions are based on valuation techniques required by Option Accounting Rules.  Like any estimate prepared in good faith, the underlying assumptions we use under Option Accounting Rules may vary from our actual future results.  The option valuation used for accounting and/or financial reporting purposes does not necessarily represent the value any individual recipient would place on an option award.  In addition, Option Accounting Rules prohibits some valuation techniques which may be useful in certain circumstances.  A more detailed description of our option valuation techniques and assumptions can be found in our Annual Report on Form 10-K for the year ended December 31, 2017 in our Note 9 of the Notes to Consolidated Financial Statements.

(4)	Represents grant date fair value.
(5)	Amounts earned pursuant to cash payouts under our Management Incentive Plans. Amounts indicated are for year in which compensation was earned.
(6)	Includes life insurance premiums, short-term and long-term disability premiums and 401(k) match.
(7)
Mr. Napolitano served as our Executive Vice President, Chief Financial Officer and Secretary from February 2009 to October 1, 2015, as our Chief Operating Officer, Chief Financial Officer, Executive Vice President and Secretary from October 1, 2015 to September 28, 2016 and as our Chief Operating Officer, Chief Strategist and Secretary thereafter.

(8)	Mr. Eyl served as our Executive Vice President, Commercial Operations from May 2013 to September 28, 2016 and as our Executive Vice President, Global Sales and Marketing thereafter.
(9)	Dr. McGinley is to resign his position with the Company effective March 31, 2018 under the terms of a separation agreement and release he has with the Company.
(10)	Ms. Grassman served as our Director, Corporate Controller from Jan 30, 2017 through November 30, 2017 and as our Vice President, Chief Accounting Officer and Controller thereafter.
(11)
Mr. McMahon served as our Vice President, Financial Operations and Controller from October 2015 to September 28, 2016 and as our Vice President, Chief Financial Officer thereafter until his termination November 30, 2017. "All Other Compensation" includes severance payments made to and accrued for Mr. McMahon in 2017.

Grants of Plan-Based Awards in Last Fiscal Year
The following table shows all grants of options to acquire shares of our common stock granted in the fiscal year ended December 31, 2017 to the Named Executive Officers.
Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Kevin S. Wilson	12/1/2017	—	—	—	—	28,125	28,125	—	—	—	2,427,609
	12/1/2017	—	—	—	—	14,264	16,875	—	—	—	1,231,229
Jason A. Napolitano	5/31/2017	—	84,000	168,000	—	590	1,180	—	—	—	94,648
Steven M. Eyl	5/31/2017	—	60,000	120,000	—	632	1,264	—	—	—	101,385
Michael J. McGinley, Ph.D.	5/31/2017	—	124,000	248,000	—	—	—	—	—	—	—
Catherine I. Grassman	5/31/2017	—	41,400	82,800	—	—	—	—	—	—	—
John McMahon	5/31/2017	—	66,000	132,000	—	464	928	—	—	—	74,435
 ________________________

(1)	All compensation in these columns is related to the Company's 2017 MIP. Cash amounts differ from stated Targets due to the 2017 Chosen Percentage selected by different individuals.

Outstanding Equity Awards at Fiscal Year-End

The following table shows unexercised stock options held at the end of fiscal year ended December 31, 2017 by the executive officers named in the Summary Compensation Table.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Kevin S. Wilson	11,000	—	—	8.35	2/23/2023	—	—	16,875 (3)	1,353,544
	25,000	—	—	7.36	11/20/2023	—	—	28,125 (4)	2,255,906
Jason A. Napolitano	3,750	11,250	—	72.85	12/28/2026	—	—	12,863 (5)	1,031,741
	9,500	9,500	—	39.76	12/28/2025	—	—	1,180 (6)	—
	2,812	2,188	—	32.21	9/24/2025	—	—	—	—
	10,500	3,500	—	18.13	12/30/2024	—	—	—	—
	20,000	—	—	7.36	11/20/2023	—	—	—	—
	5,500	—	—	8.38	2/19/2023	—	—	—	—
	10,000	—	—	8.55	12/18/2022	—	—	—	—
	10,000	—	—	6.90	12/11/2021	—	—	—	—
	13,500	—	—	4.96	12/30/2020	—	—	—	—
	14,000	—	—	4.50	11/9/2019	—	—	—	—
	11,000	—	—	4.40	11/3/2018	—	—	—	—
Steven M. Eyl	3,750	11,250	—	72.85	12/28/2026	—	—	5,446 (5)	436,824
	7,000	7,000	—	39.76	12/28/2025	—	—	1,264 (6)	—
	8,250	2,750	—	18.13	12/30/2024	—	—	—	—
	4,769	—	—	7.36	11/20/2023	—	—	—	—
	3,750	—	—	8.26	5/14/2023
Michael J. McGinley, Ph.D.	2,850	8,550	—	72.85	12/28/2026	—	—	12,863 (5)	1,031,741
	4,084	7,000	—	39.76	12/28/2025	—	—	—	—
	4,085	3,500	—	18.13	12/30/2024	—	—	—	—
	5,418	—	—	7.36	11/20/2023	—	—	—	—
	625	—	—	8.55	12/18/2022	—	—	—	—
Catherine I. Grassman	—	—	—	—	—	—	—	—	—
John McMahon	712	—	—	72.85	12/28/2026	—	—	927 (6)	—
	438	—	—	39.76	12/28/2025	—	—	—	—
	55	—	—	18.13	12/30/2024	—	—	—	—
________________________

(1)
Unless otherwise noted, all unexercisable options are to vest and become exercisable in equal monthly amounts until the final monthly vesting date, when all options will be vested and exercisable, which is to occur one day following the day six years prior to the listed option expiration date.

(2)	Options are subject to earlier termination in certain events related to termination of service.

(3)	To vest in three equal tranches upon the Company's stock price achieving certain pre-determined benchmarks, subject to other vesting provisions in in the related restricted stock grant agreement .

(4)
To vest in three equal tranches upon the Company achieving fiscal year operating income results of $25 million, $30 million and $35 million and which may vest no sooner than the later of (i) third anniversary of achievement or (ii) the date occurring in calendar year 2022 that the Company's independent registered public accountants issue their financial report on the Company's financial statements for the preceding fiscal year, subject to other vesting provisions in the related restricted stock grant agreement.

(5)
Restricted stock grant for which the underlying performance condition was met based on the Company's 2015 financial performance and which is to vest on March 17, 2018, subject to other vesting provisions in the related restricted stock grant agreement.

(6)	Restricted stock grant for which the underlying minimum performance condition was not achieved based on the Company's 2017 financial performance and which was forfeited in February 2018.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
The following table shows aggregate exercises of options to purchase our common stock and vesting of shares in the fiscal year ended December 31, 2017 for each of the Named Executive Officers.
Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
Kevin S. Wilson	—	—	27,500	2,714,800
Jason A. Napolitano	11,000	893,530	2,500	202,500
Steven M. Eyl	10,000	891,900	2,500	202,500
Michael J. McGinley, Ph.D.	—	—	2,452	198,612
Catherine I. Grassman	—	—	—	—
John McMahon	3,733	372,959	—	—

The closing market price per share of our stock at our fiscal year-end on December 31, 2017 was $80.21.

Potential Payments Upon Termination or Change-in-Control
The following table summarizes the potential payments and benefits payable to each of the Named Executive Officers upon termination of employment or in connection with a change-in-control under each situation listed below, assuming, in each situation, that our Named Executive Officers were terminated on December 31, 2017 as determined under the terms of our plans and arrangements as in effect on December 31, 2017. Mr. McMahon was terminated as of November 30, 2017 and thus did not have an employment agreement in effect at year end and was not entitled to any additional payments beyond those agreed to in the separation agreement he signed with the Company prior to year end in the event of a change-in-control. The amounts listed for Mr. McMahon are consistent with remaining payments at year end 2017 under this separation agreement. Dr. McGinley signed a separation agreement and release with the Company prior to year-end which included an agreement that Dr. McGinley would resign his position with the Company effective March 31, 2018 but as of December 31, 2017 depending on the circumstances he was entitled to certain payments upon termination without cause or for good reason or change-in-control should either of those events occur prior to March 31, 2018. Mr. Wilson, Mr. Eyl and Ms. Grassman were offered amended employment arrangements in March 2018. Ms. Grassman did not have an employment agreement in place on December 31, 2017. The following contemplates only the arrangements in place as of December 31, 2017.

Payments Upon Termination (Without a Change-in-Control). Pursuant to an employment agreement in effect on December 31, 2017 with each of Messrs. Wilson, Napolitano and Eyl, and Dr. McGinley, in the event he is involuntarily terminated, he is entitled to receive amounts earned during his term of employment. Such amounts include: base salary and the cost of health insurance premiums as set forth in the table below.

Payments Upon Change-in-Control. Pursuant to an employment agreement in effect on December 31, 2017 with each of Messrs. Wilson, Napolitano and Eyl and McMahon and Dr. McGinley, in the event he is terminated in connection with a change-in-control he is entitled to receive amounts earned during the term of his employment. Such amounts include: base salary and the cost of health insurance premiums as set forth in the table below. Pursuant to his employment agreement each of Mr. Napolitano and Dr. McGinley are entitled to accelerated vesting of all equity awards if terminated upon a change-in-control. In addition, as provided in the underlying plan documents, all MIP Participants, including Executive Officers, are entitled to a prorated target MIP Payout upon a change-in-control and stock options issued to an employee under our standard stock option agreement for both our 1997 Incentive Stock Plan and our 2003 Equity Incentive Plan, which applies to all options held by our Executive Officers, are to vest in full if the employee, including any such employee who is an Executive Officer, is terminated in connection with a change-in-control, as defined. Our Performance Grants vest upon a change-in-control, as defined.

Payments Upon Death or Disability. In the event of death or disability, Messrs. Wilson, Napolitano and Eyl, Dr. McGinley and Ms. Grassman are each entitled to receive the death benefits under our life insurance plan or the disability benefits under our disability plan, as appropriate, as set forth below. Mr. Wilson and Mr. Eyl under each of their employment contracts, are entitled to certain medical benefits in the case of disability or death. In addition, as provided in the underlying Master Document, an MIP Participant who dies, including an Executive Officer, is entitled to a prorated MIP Payout to his or her designated beneficiary, and stock options issued to an employee under our standard stock option agreement for both our 1997 Incentive Stock Plan and our 2003 Equity Incentive Plan, which applies to all options held by our Executive Officers, are to vest in full if the employee, including any such employee who is an Executive Officer, dies.

Potential Payments Upon Termination or Change-in-Control (1)

Executive Benefits and Payments Upon Termination	Voluntary Termination or Termination for Cause ($)	Involuntary Termination Not for Cause Other Than in Connection With a Change-in-Control ($)	Involuntary Termination Not for Cause in Connection With a Change-in-Control ($)	Death ($)	Disability ($)
Kevin S. Wilson Base Salary Bonus Medical continuation Death benefits Monthly disability benefits Value of accelerated stock options Value of accelerated stock award	— — — — — — —	300,000 — 10,390 — — — —	600,000 — 20,779 — — — 3,609,450	300,000 — 10,390 300,000 — — —	300,000 — 10,390 — 8,000 — —
Jason A. Napolitano Base Salary Bonus (2) Medical continuation Death benefits Monthly disability benefits Value of accelerated stock options (3) Value of accelerated stock awards (2)	— — — — — — —	175,000 — 10,390 — — — —	350,000 — 20,779 — — 789,379 920,991	— — — 300,000 — 789,379 —	— — — — 8,000 789,379 —
Steven M. Eyl Base Salary Bonus (2) Medical continuation Death benefits Monthly disability benefits Value of accelerated stock options (3) Value of accelerated stock awards (2)	— — — — — — —	150,000 — 10,390 — — — —	300,000 — 20,779 — — 536,670 389,934	150,000 — — 300,000 — 536,670 —	150,000 — — — 8,000 536,670 —
Michael J. McGinley, Ph.D. Base Salary Bonus (2) Medical continuation Death benefits Monthly disability benefits Value of accelerated stock options (3) Value of accelerated stock awards (2)	— — — — — — —	155,000 — 10,390 — — — —	310,000 — 20,779 — — 563,358 920,991	— — — 300,000 — 563,358 —	— — — — 8,000 563,358 —
Catherine I. Grassman Base Salary Bonus (2) Medical continuation Death benefits Monthly disability benefits Value of accelerated stock options (3) Value of accelerated stock awards (2)	— — — — — — —	— — — — — — —	— — — — — — —	— — — 300,000 — — —	— — — — 8,000 — —
John McMahon Base Salary Bonus (2) Medical continuation Death benefits Monthly disability benefits Value of accelerated stock options (3) Value of accelerated stock awards (2)	— — — — — — —	114,583 — 8,658 — — — —	— — — — — — —	— — — — — — —	— — — — — — —

(1)	Based on 2017 salary and cost information.

(2)
As this table contemplates change-in-control, death or disability at year end, we assume all MIP Payouts, including cost and vesting of 2017 MIP Grants, would have occurred after year end 2017 in the form and amounts reported above and thus have not included such payments and valued any shares vested as "accelerated stock awards" in this table.

(3)
Calculated based on December 31, 2017 closing price of $80.21 per share less strike price of each accelerated stock option with a strike price less than $80.21.  Stock Options issued to any employee under our standard stock option agreement for both our 1997 Stock Incentive Plan and our 2003 Equity Incentive Plan will vest in full if the employee, including any such employee who is an Executive Officer, is terminated in connection with a change-in-control, as defined.

The following "Compensation Committee Report" and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Scott W. Humphrey, Chair
G. Irwin Gordon
David E. Sveen
Carol A. Wrenn

March [•], 2018

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Our Compensation Committee consists of non-employee Directors only. No interlocking relationship existed during 2017 between our Executive Officers, members of our Board of Directors or members of our Compensation Committee, and the Executive Officers, members of the Board of Directors or members of the Compensation Committee of the Board of Directors of any other company.

PAY RATIO DISCLOSURE
Under Dodd-Frank and Regulation S-K, we are required to disclose certain information related to the ratio of compensation to our Chief Executive Officer and our other employees (the "Ratio Disclosure"). We calculated the median total compensation for the year ended December 31, 2017 for all of our employeesas of December 31, 2017, excluding the employees of our Swiss subsidiary, who represented less than 5% of our total employees, as well as our Chief Executive Officer, in the manner described in the "Summary Compensation Table" above. Using this data, we determined the Ratio Disclosure median employee (the "Median Employee") total compensation for the year ended December 31, 2017 to be $50,722, as follows: "Salary" of $50,488, "All Other Compensation" of $234 and all other columns in the "Summary Compensation Table" with a value of zero. The Ratio Disclosure for total compensation for the year ended December 31, 2017 for our Chief Executive Officer is $3,968,476 as further described in our "Summary Compensation Table" above. The Ratio Disclosure ratio of total compensation for the year ended December 31, 2017 for our Median Employee to that of our Chief Executive Officer was 1:78.2. We also calculated total compensation in the manner described in the "Historical Compensation Table" above for the Median Employee and determined total compensation for the year ended December 31, 2017 for our Median Employee to be $50,722, as follows: "Salary" of $50,488, "All Other Compensation" of $234 and all other columns in the "Historical Compensation Table" above with a value of zero. Using the same approach, total compensation for the year ended December 31, 2017 for our Chief Executive Officer is $477,697 as further described in our "Historical Compensation Table" above. Using the approach described in our "Historical Compensation Table" above, the ratio of total compensation for the year ended December 31, 2017 for our Median Employee to that of our Chief Executive Officer was 1:9.4.

AUDITOR FEES AND SERVICES
EKS&H was our independent registered public accounting firm for fiscal 2017 and 2016. The following table sets forth the aggregate fees billed by EKS&H for audit services rendered in connection with the consolidated financial statements and reports in 2017 and 2016, respectively, and for other services rendered during 2017 and 2016 on behalf of Heska and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services which have been billed to Heska and its subsidiaries. Our Audit Committee has approved all of the below fees.

	EKS&H
	2017	2016
Audit Fees (1)	$383,850	$344,488
Audit Related Fees (2)	23,958	17,250
Tax Fees	—	—
All Other Fees	—	—
Total	$407,808	$361,738

(1)
Audit fees represent fees for the audit of our annual financial statements, review of financial statements included in our Form 10-Q Quarterly Reports and services that are normally provided by the independent auditors in connection with statutory and regulatory filings including review of proxy statements and consents for historical audit opinions.

(2)
Audit related fees are fees for the assurance and related services by the independent auditors that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under "Audit Fees."  The services for fees disclosed under this category include the annual audit of our 401(k) Retirement Plan.

Pre-Approval Policy. Our Audit Committee pre-approves all auditing services and non-audit services not prohibited by law to be performed by our independent registered public accounting firm. Our Audit Committee also pre-approves all associated fees, except for de minimis amounts for non-audit services, which are approved by our Audit Committee prior to the completion of the audit.

The following "Report of our Audit Committee" and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
REPORT OF OUR AUDIT COMMITTEE
The ultimate responsibility for good corporate governance rests with Heska Corporation's Board of Directors (the "Board"), whose primary roles are oversight, counseling and direction to Heska Corporation's management in the best long-term interests of Heska Corporation ("Heska" or the "Company") and its stockholders. The Audit Committee of the Board (the "Audit Committee") has been established for the purpose of overseeing the accounting, internal controls and financial reporting processes of the Company and audits of Heska's financial statements.
The Audit Committee operates under a written charter, a copy of which is available on Heska's website at www.heska.com. As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its oversight and monitoring of Heska's financial reporting, internal controls and audit function. Management is responsible for the preparation, presentation and integrity of Heska's financial statements; accounting and financial reporting principles; internal controls; and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Audit Committee has hired an independent registered public accounting firm, who is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards. In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee has ultimate authority and responsibility to select, direct, compensate, evaluate and, when appropriate, replace Heska's independent registered public accounting firm.
The Audit Committee members are not functioning as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Audit Committee certify that the independent registered public accounting firm is "independent" under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Audit Committee's members in business, financial and accounting matters. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.
In this context, during the year 2017, we met and held discussions with management and EKS&H LLLP ("EKS&H"), Heska's independent registered public accounting firm. Management represented to us that Heska's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we have reviewed and discussed the consolidated financial statements with management and EKS&H. In Audit Committee meetings with EKS&H, we discussed matters as required to be discussed by applicable auditing standards of the Public Company Accounting Oversight Board or the Securities and Exchange Commission, as amended or supplemented, covering required communications with audit committees. Our review included a discussion with management of the quality, not merely the acceptability, of Heska's accounting principles, the reasonableness of significant estimates and judgments and the disclosure in Heska's consolidated financial statements.
We received from EKS&H the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence and discussed with EKS&H its independence. In reliance on the reviews and discussions noted above, and the report of the independent registered public accounting firm, we recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2017, and be filed with the Securities and Exchange Commission.

Overall audit fees and related expenses did not significantly increase in 2017 as compared to 2016.

Submitted by the Audit Committee of Heska's Board of Directors:

Bonnie J. Trowbridge, Chair
Scott W. Humphrey
Sharon J. Larson
Carol A. Wrenn

March [•], 2018

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information the Company files at the SEC's public reference room located at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public at the website maintained by the SEC at http://www.sec.gov, and by visiting the investor relations portion of the Company's website at https://www.heska.com. The Company does not intend for information contained on or accessible through its website to be part of this proxy statement, other than the documents that the Company files with the SEC that are incorporated by reference into this proxy statement.
The SEC allows the Company to "incorporate by reference" business and financial information that is not included in or delivered with this document, which means that the Company can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document or incorporated by reference subsequent to the date of this document.
This proxy statement incorporates by reference the documents listed below that the Company has previously filed with the SEC:

(1)	The Annual Report on Form 10-K (File No.000-22427) for the fiscal year ended December 31, 2017, filed with the SEC on March 9, 2018; and

(2)
The description of Common Stock contained in the Registration Statement on Form 8-A (File No. 000-22427), filed with the SEC on April 24, 1997, as amended by Amendment No.1 to Registration Statement on Form 8-A/A filed with the SEC on May 6, 2010, and Amendment No. 2 to Registration Statement on Form 8-A/A filed with the SEC on January 4, 2011.

In addition, the Company incorporates by reference additional documents that it may subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the date of the Company's Annual Meeting (other than information furnished and not filed with the SEC). These documents include periodic reports such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.
The Company hereby undertakes to provide, without charge, to each person to whom a copy of this proxy statement is delivered, upon written or oral request of any such person, by first class mail or other equally prompt means within one business day of receipt of a request, a copy of any and all of the documents that have been incorporated by reference in this proxy statement (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that the proxy statement incorporates). Copies of these documents are available to stockholders upon written request to the Company at: Heska Corporation, Attn: Secretary, 3760 Rocky Mountain Avenue, Loveland, Colorado 80538; telephone: (970) 493-7272.
If you would like to request documents from the Company, please do so by April 19, 2018 to receive timely delivery of the documents in advance of the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS
Jason A. Napolitano
Chief Operating Officer, Chief Strategist
and Secretary
Heska Corporation

A copy of this proxy statement requested in relation to the May 3, 2018 Annual Meeting of our stockholders is available without charge upon written request to: Morrow Sodali LLC, 470 West Ave, Stamford, CT 06902. Stockholders may call Morrow Sodali at 1-877-787-9239 and brokers and banks may call Morrow Sodali at 1-203-658-9400.

APPENDIX A

AMENDED AND RESTATED 1997 STOCK INCENTIVE PLAN

Heska Corporation
1997 Stock Incentive Plan
Most Recently Amended and Restated effective March 7, 2018
Table of Contents

ARTICLE 1. INTRODUCTION		A-4

ARTICLE 2. ADMINISTRATION		A-4
2.1	Committee Composition	A-4
2.2	Committee Responsibilities	A-5

ARTICLE 3. SHARES AVAILABLE FOR GRANTS		A-5
3.1	Basic Limitation	A-5
3.2	Additional Shares	A-5

ARTICLE 4. ELIGIBILITY		A-5
4.1	Nonstatutory Stock Options and Restricted Shares	A-5
4.2	Incentive Stock Options	A-5

ARTICLE 5. OPTIONS		A-6
5.1	Stock Option Agreement	A-6
5.2	Number of Shares	A-6
5.3	Exercise Price	A-6
5.4	Exercisability and Term	A-6
5.5	Effect of Change in Control	A-6
5.6	Modification or Assumption of Options	A-6
5.7	Buyout Provisions	A-7

ARTICLE 6. PAYMENT FOR OPTION SHARES		A-7
6.1	General Rule	A-7
6.2	Surrender of Stock	A-7
6.3	Exercise/Sale	A-7
6.4	[Reserved]	A-7
6.5	[Reserved]	A-7
6.6	Other Forms of Payment	A-7

ARTICLE 7. CLAWBACK		A-8

ARTICLE 8. RESTRICTED SHARES		A-8
8.1	Time, Amount and Form of Awards	A-8
8.2	Payment for Awards	A-8
8.3	Vesting Conditions	A-8
8.4	Voting and Dividend Rights	A-9
8.5	Section 162(m) Performance Restrictions	A-9

8.6	Minimum Vesting Requirement	A-11

ARTICLE 9. PROTECTION AGAINST DILUTION		A-11
9.1	Adjustments	A-11
9.2	Dissolution or Liquidation	A-12
9.3	Reorganizations	A-12

ARTICLE 10. AWARDS UNTER OTHER PLANS		A-12

ARTICLE 11. LIMITATION ON RIGHTS		A-12
11.1	Retention Rights	A-12
11.2	Stockholders' Rights	A-12
11.3	Regulatory Requirements	A-12

ARTICLE 12. WITHHOLDING TAXES; PARACHUTE PAYMENTS		A-13
12.1	General	A-13
12.2	Section 280G	A-13

ARTICLE 13. FUTURE OF THE PLAN		A-13
13.1	Term of the Plan	A-13
13.2	Performance Awards	A-14

ARTICLE 14. DEFINITIONS		A-14

ARTICLE 15. EXECUTION		A-17

HESKA CORPORATION
1997 STOCK INCENTIVE PLAN
Most Recently Amended and Restated Effective March 28, 2016
ARTICLE 1.
INTRODUCTION.

The Plan was originally adopted by the Board effective March 15, 1997, and was subsequently amended and/or restated as of March 6, 2007, May 5, 2009, February 22, 2012, March 25, 2014, and May 6, 2014, and March 28, 2016. The number of Common Shares available for issuance and subject to Awards under the Plan was adjusted in connection with completion of the Company’s 1-for-10 Reverse Stock Split on December 30, 2010. Effective March 7, 2018, the Board hereby adopts this amended and restated plan subject to stockholder approval. If stockholder approval is not obtained within 12 months, this amended and restated plan will be of no further effect and the form of the Plan as of March 28, 2016 will be effective in accordance with its terms.
The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Employees, Outside Directors and Consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, Outside Directors and Consultants with exceptional qualifications and (c) linking Employees, Outside Directors and Consultants directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Restricted Shares or Options (which may constitute incentive stock options or nonstatutory stock options).
The Plan shall be governed by, and construed in accordance with, the laws of the State of Colorado (except its choice-of-law provisions).
ARTICLE 2.
ADMINISTRATION.

2.1
Committee Composition. Committee Composition. The Plan shall be administered by the Committee. The Committee shall consist exclusively of two or more directors of the Company, who shall be appointed by the Board. In addition, the composition of the Committee shall satisfy:

(a)
Such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act; and

(b)	Such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under section 162(m)(4)(C) of the Code.

The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who need not satisfy the foregoing requirements, who may administer the Plan with respect to Employees and Consultants who are not considered officers or directors of the Company under section 16 of the Exchange Act, may grant Awards under the Plan to such Employees and Consultants and may determine all terms of such Awards.

2.2
COMMITTEE RESPONSIBILITIES. The Committee shall (a) select the Employees, Outside Directors and Consultants who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Awards, (c) interpret the Plan and (d) make all other decisions relating to the operation of the Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee may amend or modify any outstanding Awards in any manner to the extent the Committee would have had the authority under the Plan initially to make such Awards as so amended or modified. The Committee’s determinations under the Plan shall be final and binding on all persons.

ARTICLE 3.
SHARES AVAILABLE FOR GRANTS.

3.1
BASIC LIMITATION. Common Shares issued pursuant to the Plan may be authorized but unissued shares or treasury shares, or shares reacquired by the Company in any manner. The number of shares stated in this Section 3.1 as available for the grant of Awards is subject to adjustment in accordance with Article 9. As of March 7, 2018, the aggregate number of Common Shares cumulatively authorized by the Company’s stockholders for issuance as Options and Restricted Shares under the Plan was 2,635,130. Of that total, as of March 7, 2018, Previously Issued Awards have been issued covering _______ Common Shares, leaving _______ Common Shares for the issuance of Options and Restricted Shares. With this amendment and restatement of the Plan, the Company’s Board and stockholders have approved an increase of 250,000 in the aggregate number of Common Shares available for Awards under the Plan, to a new total of 2,885,130. Notwithstanding the foregoing, the additional 250,000 Common Shares the Company’s Board and stockholders approved for awards under the Plan as of March 7, 2018 will not be available for issuance with respect to any Award granted prior to November 2, 2017.

3.2
ADDITIONAL SHARES. Any shares of Common Stock subject to an Award that is canceled, forfeited or expires prior to exercise or realization, either in full or in part, shall again become available for issuance under the Plan as ISOs or any type of Award. Notwithstanding anything to the contrary contained herein: shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such shares are (a) shares tendered in payment of an Option, or (b) shares delivered or withheld by the Company to satisfy any tax withholding obligation.

ARTICLE 4.
ELIGIBILITY.

4.1	NONSTATUTORY STOCK OPTIONS AND RESTRICTED SHARES. Only Employees, Outside Directors and Consultants shall be eligible for the grant of NQOs and Restricted Shares.

4.2
INCENTIVE STOCK OPTIONS. Only Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, an Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Parents or Subsidiaries shall not be eligible for the grant of an ISO unless the requirements set forth in section 422(c)(6) of the Code are satisfied.

ARTICLE 5.
OPTIONS.

5.1
STOCK OPTION AGREEMENT. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The Stock Option Agreement shall specify whether the Option is an ISO or an NQO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. Options may be granted in consideration of a cash payment or in consideration of a reduction in the Optionee’s other compensation.

5.2
NUMBER OF SHARES. Each Stock Option Agreement shall specify the number of Common Shares subject to the Option and shall provide for the adjustment of such number in accordance with Article 9. Options granted to any Optionee in a single fiscal year of the Company shall not cover more than 50,000 Common Shares, except that Options granted to a new Employee in the fiscal year of the Company in which his or her service as an Employee first commences shall not cover more than 100,000 Common Shares. The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 9.

5.3
EXERCISE PRICE. Each Stock Option Agreement shall specify the Exercise Price; provided that the Exercise Price under an ISO shall in no event be less than 100% of the Fair Market Value of a Common Share on the date of grant and the Exercise Price under an NQO shall in no event be less than 85% of the Fair Market Value of a Common Share on the date of grant. In the case of an NQO, a Stock Option Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the NQO is outstanding.

5.4
EXERCISABILITY AND TERM. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an ISO shall in no event exceed 10 years from the date of grant. A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s service. NQOs may also be awarded in combination with Restricted Shares, and such an Award may provide that the NQOs will not be exercisable unless the related Restricted Shares are forfeited.

5.5
EFFECT OF CHANGE IN CONTROL. The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become exercisable as to all or part of the Common Shares subject to such Option in the event that a Change in Control occurs with respect to the Company, provided, however, that in the case of an ISO, the acceleration of exercisability shall not occur without the Optionee’s written consent.

5.6
MODIFICATION OR ASSUMPTION OF OPTIONS.. The Committee may modify, extend or assume outstanding options or may accept the cancellation of outstanding options (whether granted by the Company or by another issuer) in return for the grant of new options for the same or a different number of shares and at the same or a different exercise price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such Option (except that the Committee has the authority to amend any outstanding Option without the Optionee’s consent if the Committee deems it necessary or advisable to comply with Code Section 409A). In addition, to the extent the Committee’s modification of the purchase price or the exercise price of any outstanding Award effects a repricing, shareholder approval shall be required before the repricing is effective.

5.7
BUYOUT PROVISIONS. The Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize an Optionee to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

ARTICLE 6.
PAYMENT FOR OPTION SHARES.

6.1
GENERAL RULE. The entire Exercise Price of Common Shares issued upon exercise of Options shall be payable in cash or cash equivalents at the time when such Common Shares are purchased, except as follows:

(a)
In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. The Stock Option Agreement may specify that payment may be made in any form(s) described in this Article 6.

(b)	In the case of an NQO, the Committee may at any time accept payment in any form(s) described in this Article 6.

6.2
SURRENDER OF STOCK. To the extent that this Section 6.2 is applicable, all or any part of the Exercise Price may be paid by surrendering Common Shares that are already owned by the Optionee. Such Common Shares shall be valued at their Fair Market Value on the date when the new Common Shares are purchased under the Plan. The Optionee shall not surrender Common Shares in payment of the Exercise Price if such action could cause the Company to recognize additional compensation expense with respect to the Option for financial reporting purposes under GAAP accounting at the time of such proposed surrender.

6.3
EXERCISE/SALE. To the extent that this Section 6.3 is applicable, all or any part of the Exercise Price may be paid by delivering (on a form prescribed by the Company) an irrevocable direction to a securities broker approved by the Company to sell all or part of the Common Shares being purchased under the Plan and to deliver all or part of the sales proceeds to the Company.

6.4    [RESERVED]

6.5    [RESERVED]

6.6    OTHER FORMS OF PAYMENT. To the extent that this Section 6.6 is applicable, all or any part of the Exercise Price may be paid in any other form that is consistent with applicable laws, regulations and rules.

ARTICLE 7.
CLAWBACK.

Notwithstanding any other provisions in this Plan to the contrary, any Award received by a Subject Participant, and/or any Common Share issued upon exercise of any Award received by a Subject Participant hereunder, and/or any amount received with respect to any sale of any such Award or Common Share, will be subject to potential cancellation, recoupment, rescission, payback or other action to the extent required pursuant to applicable law, government regulation or national securities exchange listing requirement (or any clawback policy adopted by the Company pursuant to any such law, government regulation or national securities exchange listing requirement). Each Subject Participant agrees and consents to the Company’s application, implementation and enforcement of any policy established by the Company that may apply to the Subject Participant and any provision of applicable law, government regulation or national securities exchange listing requirement relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate any such policy (as applicable to the Subject Participant) or applicable law, government regulation or national securities exchange listing requirement without further consent or action being required by the Subject Participant.
ARTICLE 8.
RESTRICTED SHARES.

8.1
TIME, AMOUNT AND FORM OF AWARDS. Awards under the Plan may be granted in the form of Restricted Shares. Restricted Shares may also be awarded in combination with NQOs, and such an Award may provide that the Restricted Shares will be forfeited in the event that the related NQOs are exercised. The maximum aggregate number of Common Shares that may be granted in the form of Restricted Shares in any one calendar year to any one Participant is 45,000, except a new Employee may receive a grant of up to 75,000 Restricted Shares in the fiscal year of the Company in which his or her service with the Company begins.

8.2
PAYMENT OF AWARDS. To the extent that an Award is granted in the form of newly issued Restricted Shares, the Award recipient, as a condition to the grant of such Award, shall be required to pay the Company in cash, cash equivalents or any other form of legal consideration acceptable to the Company, including but not limited to future services, an amount equal to the par value of such Restricted Shares. To the extent that an Award is granted in the form of Restricted Shares from the Company’s treasury, no cash consideration shall be required of the Award recipients.

8.3
VESTING CONDITIONS. Each Award of Restricted Shares shall be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Award Agreement. A Stock Award Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events. Notwithstanding any other provision of the Plan to the contrary, the Committee may determine, at the time of granting Restricted Shares or thereafter, that all or part of such Restricted Shares shall become vested in the event that a Change in Control occurs with respect to the Company. Solely with respect to Awards granted in 2018 or later, and notwithstanding any other provision of the Plan to the contrary, the Committee may determine, at the time of granting Restricted Shares or thereafter, that all or part of such Restricted Shares shall become vested in the event of the Participant’s death or disability.

8.4
VOTING AND DIVIDEND RIGHTS. Unless otherwise provided in the Stock Award Agreement, the holder of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. Without limitation, a Stock Award Agreement may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares (in which case such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid), or may defer payment of any dividends until vesting of the Award.

8.5	SECTION 162(M) PERFORMANCE RESTRICTIONS

(a)
In General. For purposes of qualifying grants of Restricted Shares as “performance-based compensation” under Code Section 162(m), the Committee, in its discretion, may make Restricted Shares subject to vesting based on the achievement of performance goals, in which case the Committee will specify in writing, by resolution or otherwise, the Participants eligible to receive such an Award (which may be expressed in terms of a class of individuals) and the performance goals applicable to such Awards within 90 days after the commencement of the period to which the performance goals relate, or such earlier time as required to comply with Section 162(m) of the Code. No such Award shall be payable unless the Committee certifies in writing, by resolution or otherwise, that the performance goals applicable to the Award were satisfied. In no case may the Committee increase the value of an Award granted under this Section 8.5 above the maximum value determined under the performance formula by the attainment of the applicable performance goals, but the Committee retains the discretion to reduce the value below such maximum.

(b)
Performance Goals. Unless and until the Committee proposes for stockholder vote and the stockholders approve a change in the general performance measures applicable to Awards, the performance goals upon which the payment or vesting of an Award that is intended to qualify as performance based compensation are limited to the following Performance Measures:

(1)	operating income or operating profit (including but not limited to operating income and any affiliated growth measure);

(2)	net earnings or net income (before or after taxes, including but not limited to deferred taxes, and any affiliated growth measure);

(3)	basic or diluted earnings per share (before or after taxes, including but not limited to deferred taxes, and any affiliated growth measure);

(4)	revenues (including but not limited to revenue, gross revenue, net revenue, and any affiliated growth measure);

(5)	gross profit or gross profit growth;

(6)	return on assets, capital, invested capital, equity or sales;

(7)	cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

(8)	earnings before or after taxes, interest, depreciation and/or amortization (including but not limited to changes in this measure);

(9)	improvements or changes in capital structure (including but not limited to debt balances or debt issuance);

(10)	budget management;

(11)	productivity targets;

(12)	economic value added or other value added measurements;

(13)	share price (including, but not limited to, growth measures and total shareholder return);

(14)	expense targets;

(15)	margins (including but not limited to gross or operating margins);

(16)	efficiency measurements (including but not limited to availability measurements, call wait times, call, meeting, shipping or other volume measurements, turnaround times and error rates);

(17)	working capital targets (including but not limited to items reported on the Company’s balance sheet and time-based or similar measures such as days inventory, days receivable and days payable);

(18)	equity or market value measures;

(19)	enterprise or adjusted market value measures;

(20)	safety record;

(21)	completion of business acquisition, divestment or expansion;

(22)	book value or changes in book value (including but not limited to tangible book value and net asset measures);

(23)	assets or changes in assets;

(24)	cash position or changes in cash position;

(25)	employee retention or recruiting measures;

(26)	milestones related to filings with government entities or related approvals (including but not limited to filings with the Securities and Exchange Commission which may require stockholder approval);

(27)	changes in location or the opening or closing of facilities;

(28)	contract or other development of relationship with identified suppliers, distributors or other business partners; and

(29)
new product development (including but not limited to third-party collaborations or contracts, and with milestones that may include but are not limited to contract execution, proof of concept, regulatory approval, product launch and targets such as unit volume and revenue following product launch).

Any performance measures may be used to measure the performance of the Company as a whole and/or any one or more business segments, regional operations, products and/or Affiliates of the Company or any combination thereof, as the Committee may deem appropriate, and any performance measures may be used in comparison to the performance of a group of peer companies, or a published or special index that the Committee, in its sole discretion, deems appropriate. The Committee also has the authority to provide in an Award for accelerated vesting of an Award based on the achievement of performance goals.
The Committee may provide in any Award that any evaluation of attainment of a performance goal may include or exclude any of the following events that occurs during the relevant period: (a) asset write downs; (b) litigation judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or regulations affecting reported results; (d) any reorganization and/or restructuring transactions or programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report on Form 10-K for the applicable year; and (f) acquisitions or divestitures and associated costs; (g) any other specific unusual or nonrecurring events, or objectively determinable category thereof; (h) foreign currency gains and losses; and (i) a change in the Company’s fiscal year.
In the event that applicable tax and/or securities laws change to permit discretion by the Committee to alter the governing performance measures without obtaining stockholder approval of such changes,

the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that do not qualify as performance based compensation, the Committee may make such grants without satisfying the requirements of Section 162(m) of the Code. Effective with respect to Awards granted in 2018 or later, the Committee may select performance goals other than the performance goals listed in 8.5(b) without regard to whether stockholders have approved such performance goals.

8.6	MINIMUM VESTING REQUIREMENT. The minimum period for Restricted Shares granted under the Plan to vest shall be one year.

ARTICLE 9.
PROTECTION AGAINST DILUTION.

9.1
ADJUSTMENTS. In the event of a subdivision of the outstanding Common Shares, a declaration of a dividend payable in Common Shares, a declaration of a dividend payable in a form other than Common Shares in an amount that has a material effect on the price of Common Shares, a combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a lesser number of Common Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of (a) the number of Options and Restricted Shares available for future Awards under Article 3, (b) the limitations set forth in Section 5.2 and Section 8.1, (c) the number of Common Shares covered by each outstanding Option or (d) the Exercise Price under each outstanding Option. Except as provided in this Article 9, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

9.2	DISSOLUTION OR LIQUIDATION. To the extent not previously exercised, Options shall terminate immediately prior to the dissolution or liquidation of the Company.

9.3
REORGANIZATIONS. In the event that the Company is a party to a merger or other reorganization, outstanding Options and Restricted Shares shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the continuation of outstanding Awards by the Company (if the Company is a surviving corporation), for their assumption by the surviving corporation or its parent or subsidiary, for the substitution by the surviving corporation or its parent or subsidiary of its own awards for such Awards, for accelerated vesting and accelerated expiration, or for settlement in cash or cash equivalents.

ARTICLE 10.
AWARDS UNDER OTHER PLANS.

The Company may grant awards under other plans or programs. Such awards may be settled in the form of Common Shares issued under this Plan. Such Common Shares shall be treated for all purposes under the Plan like Restricted Shares and shall, when issued, reduce the number of Common Shares available under Article 3.

ARTICLE 11.
LIMITATION ON RIGHTS.

11.1
RETENTION RIGHTS. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an Employee, Outside Director or Consultant. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate the service of any Employee, Outside Director or Consultant at any time, with or without cause, subject to applicable laws, the Company’s certificate of incorporation and bylaws and a written employment agreement (if any).

11.2
STOCKHOLDERS' RIGHTS. A Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Common Shares covered by his or her Award prior to the time when a stock certificate for such Common Shares is issued or, in the case of an Option, the time when he or she becomes entitled to receive such Common Shares by filing a notice of exercise and paying the Exercise Price. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.

11.3
REGULATORY REQUIREMENTS. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Common Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

ARTICLE 12.
WITHHOLDING TAXES; Parachute payments.

12.1
GENERAL. To the extent provided by the terms of an Award Agreement and subject to the discretion of the Committee, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (c) delivering to the Company previously owned and unencumbered shares of Common Stock of the Company. The Company shall not be required to issue any Common Shares or make any cash payment under the Plan until such obligations are satisfied.

12.2
SECTION 280G. To the extent that any of the payments and benefits provided for under the Plan or any other agreement or arrangement between the Company or its Affiliates and a Participant (collectively, the “Payments”) (i) constitute a “parachute payment” within the meaning of Code Section 280G and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code (determined in accordance with the reduction of payments and benefits paragraph set forth below); whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the participant’s receipt on an after-tax basis, of the greatest amount of benefits under this Plan, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Any determination required under this provision will be made by accountants chosen by the Company, whose determination shall be conclusive and binding upon the participant and the Company for all purposes. Except to the extent, if any, otherwise agreed in writing between a participant and the Company, reduction of payments and benefits hereunder, if applicable, will be made by reducing, first, payments or benefits to be paid in cash in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order; provided, however, that any reduction or elimination of accelerated vesting of any equity award will first be accomplished by reducing or eliminating the vesting of such awards that are valued in full for purposes of Section 280G of the Code, then the reduction or elimination of vesting of other equity awards.

ARTICLE 13.
FUTURE OF THE PLAN.

13.1
TERM OF THE PLAN. The Plan was initially effective on March 14, 1997. The Board may, at any time and for any reason, amend, suspend or terminate the Plan (subject to the approval of the Company’s stockholders only to the extent required by applicable law, regulations or rules). The Committee may issue ISOs under the Plan until the tenth anniversary of the date of its most recent amendment or restatement. The Committee may issue any Award other than ISOs at any time prior to the date, if any, that the Board suspends or terminates the Plan. No Award may be granted pursuant to the Plan after such date, but Awards granted before such date may extend beyond that date.

13.2
PERFORMANCE AWARDS. Unless the Company determines to submit the Plan to the Company’s stockholders at the first stockholder meeting that occurs in the fifth year following the year in which the Plan was last approved by stockholders (or any earlier meeting designated by the Board), in accordance with the requirements of Code Section 162(m), and unless such stockholder approval is obtained, then no further Awards made under Section 8.5 will qualify as performance-based compensation for purposes of Code Section 162(m).

ARTICLE 14.
DEFINITIONS.

14.1	Affiliate means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

14.2	Award means any award of an Option or a Restricted Share under the Plan.

14.3	Board means the Company's Board of Directors, as constituted from time to time.

14.4	Change in Control shall mean:
(a) The consummation of a merger or consolidation of the Company with or into another entity of any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation, or other reorganization;
(b) The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(c) A majority of the members of the Board are replaced during any eighteen month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or
(d) Solely with respect to Awards granted in 2018 or later, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities.

14.5	Code means the Internal Revenue Code of 1986, as amended.

14.6	Committee means a committee of the Board, as described in Article 2.

14.7
Common Share means, as may be applicable, one share of Traditional Common Stock, par value $0.01 per share, of the Company to the extent any remains outstanding at the time of determination, or one share of Public Common Stock, par value $0.01 per share, of the Company, to the extent any remains outstanding at the time of determination.

14.8	Company means Heska Corporation, a Delaware corporation.

14.9
Consultant means a consultant or adviser who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor. Service as a Consultant shall be considered employment for all purposes of the Plan, except as provided in Section 4.2.

14.10	Employee means a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.

14.11	Exchange Act means the Securities Exchange Act of 1934, as amended.

14.12	Exercise Price means the amount for which one Common Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement.

14.13
Fair Market Value means, for so long as the Common Stock is listed on any established stock exchange or a national market system, the value of the Common Stock as determined by reference to the most recent reported sale price of a share of Common Stock (or if no sales were reported, the most recent closing price) as quoted on such exchange or system at the time of determination. In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee and such determination shall be conclusive and binding on all persons.

14.14	ISO means an incentive stock option described in section 422(b) of the Code.

14.15	NQO means a stock option not described in sections 422 or 423 of the Code.

14.16	Option means an ISO or NQO granted under the Plan and entitling the holder to purchase Common Shares.

14.17	Optionee means an individual or estate who holds an Option.

14.18	Outside Director shall mean a member of the Board who is not an Employee. Service as an Outside Director shall be considered employment for all purposes of the Plan, except as provided in Section 4.2.

14.19
Parent means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

14.20	Participant means an individual or estate who holds an Award.

14.21	Plan means this Heska Corporation 1997 Stock Incentive Plan, as amended from time to time.

14.22
Previously Issued Awards means Restricted Shares which were not subject to further vesting conditions, Common Shares issued pursuant to the exercise of ISOs, Common Shares issued pursuant to the exercise of NQOs, Restricted Shares subject to further vesting conditions, outstanding ISOs and outstanding NQOs.

14.23	Restricted Share means a Common Share awarded under the Plan.

14.24	Stock Award Agreement means the agreement between the Company and the recipient of a Restricted Share that contains the terms, conditions and restrictions pertaining to such Restricted Share.

14.25	Stock Option Agreement means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.

14.26
Subsidiary means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

14.27	Subject Participant means a Participant who is designated by the Board as an “executive officer” under the Exchange Act.

14.28	Unexercised/Unvested Awards means Restricted Shares subject to further vesting conditions, as well as outstanding ISOs and outstanding NQOs.

ARTICLE 15.
EXECUTION.

To record the adoption of the Plan by the Board, the Company has caused its duly authorized officer to execute this document in the name of the Company.

HESKA CORPORATION

By:
Chief Operating Officer, Chief
Strategist and Secretary

APPENDIX B

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED,
OF
HESKA CORPORATION

Heska Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify:

1.
This Certificate of Amendment to the Corporation’s Restated Certificate of Incorporation, as amended (the "Certificate"), has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

2.
This Certificate of Amendment to the Certificate amends Article IV of the Certificate by deleting the existing Paragraph A of Article IV in its entirety and substituting therefore a new Paragraph A of Article IV, to read in its entirety as follows:

A. Authorized Stock. The total authorized stock of the Corporation, which shall be an aggregate of 23,000,000 shares, shall consist of three classes: (i) a first class consisting of 10,250,000 shares of Traditional Common Stock having a par value of $0.01 per share (the "Original Common Stock"); (ii) a second class consisting of 10,250,000 shares of Public Common Stock having a par value of $0.01 per share (the "Common Stock" or "NOL Restricted Common Stock" and, together with the Original Common Stock, the "Common Stock Securities"); and (iii) a third class consisting of 2,500,000 shares of Preferred Stock having a par value of $0.01 per share (the "Preferred Stock").

3.	This Certificate of Amendment to the Certificate shall become effective at the time this Certificate of Amendment to the Certificate is filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate to be executed by a duly authorized officer on this __ day of _________, 2018.

Heska Corporation

By:
Name:
Title:

B-1

PRELIMINARY COPY
PROXY CARD

MAY 3, 2018 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jason A. Napolitano, Catherine I. Grassman, and Daniel J. Pollack, and each of them, as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated below, all shares of the Common Stock of Heska Corporation, a Delaware corporation (the "Company"), held of record by the undersigned on March 15, 2018, at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Westin Hotel, 8300 Peña Blvd, Denver, CO 80249 at 9:00 a.m., local time, on Thursday, May 3, 2018, or at any adjournment or postponement thereof, with all the powers that the undersigned would have if personally present at the meeting. The undersigned represents that the undersigned is a Stockholder entitled to vote at the Annual Meeting. The Company's Restated Certificate of Incorporation, as amended, defines two classes of stock as "Common Stock Securities"; this proxy card will refer to these two classes of stock collectively as "Common Stock".

P R O X Y
The undersigned hereby acknowledges receipt of the Company Notice of Annual Meeting and Proxy Statement (the "Proxy Materials"), dated March [•], 2018, and a copy of the Company’s annual report on Form 10-K for the year ended December 31, 2017 as filed with the Securities and Exchange Commission. Unless otherwise stated on this Proxy Card, all defined terms in the Proxy Materials shall be so defined on this Proxy Card. The undersigned hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this proxy and, by filing this proxy with the Secretary of Heska Corporation, gives notice of such revocation. This proxy when properly executed will be voted in accordance with the specifications made by the undersigned stockholder on the matter(s) specified, and grant discretionary authority as to any and all other matters that may properly come before the meeting. A proxy marked "abstain" on a given matter or a proxy that does not indicate a single preference other than "abstain" on a given matter will not be treated as present and entitled to vote on such matter and will be interpreted as a forfeiture of the right to vote such matter regardless of the direction made, if any.

THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

A.    Election of Directors

The Board of Directors recommends a vote "FOR" the listed nominees.

1.	The election of three Directors to serve for a three-year term that expires at the 2021 Annual Meeting or until their respective successors have been elected and qualified.
		For	Withhold
	01- Scott W. Humphrey	01 - ☐	01 - ☐
	02- Sharon J. Larson	02 - ☐	02 - ☐
	03- Bonnie J. Trowbridge	03 - ☐	03 - ☐

B.    Proposals/Potential Votes

The Board of Directors recommends a vote "FOR" for each of the following:

		For	Against	Abstain
2.
To amend and restate our Amended and Restated 1997 Stock Incentive Plan (the "1997 Stock Plan"), to, among other things, increase by up to 250,000 the number of shares of our common stock authorized for issuance thereunder.
		☐	☐	☐
3
Subject to the approval of Proposal No. 2, to approve an amendment to our Restated Certificate of Incorporation, as amended, to increase by 250,000 the number of authorized shares of each class of our common stock to make available the additional shares contemplated for issuance under the amended and restated 1997 Stock Plan.
		☐	☐	☐
4.	To ratify the appointment of EKS&H LLLP as our independent registered public accounting firm.	☐	☐	☐
5	To approve our executive compensation in a non-binding advisory vote.	☐	☐	☐
6.	To approve the adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies for the foregoing proposals.	☐	☐	☐
7.
Your preference, in a non-binding advisory vote, is that our proxyholders should consider other unanticipated business that may be in the interest of our stockholders, and vote accordingly if such business properly comes before the Annual Meeting.
		☐	☐	☐
PLEASE COMPLETE AND SIGN THIS PROXY AND FILE WITH THE SECRETARY OF HESKA CORPORATION ON THE DATE AND AT THE LOCATION SPECIFIED ABOVE ON THIS PROXY CARD.

Number of Shares
Account/Identifier Number	Name(s)

Signature(s) of Stockholder(s)	Address
Date: ______________________________________
Please complete and sign exactly as your name appears on the shares with the address at which the shares are registered with Heska Corporation's registrar, Computershare Trust Company, Inc. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON MAY 3, 2018

The Proxy Statement and this Proxy Card are available at https://www.heska.com/proxyvote.